As filed with the Securities and Exchange Commission on January 21, 2005
Registration No. 333-121130

AMENDMENT NO. 1

on
FORM S-4/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lennar Corporation

Co-registrants are listed on the following page.
(Exact name of Registrant as specified in its charter)

Delaware	1520	95-4337490
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

700 Northwest 107th Avenue

Miami, Florida 33172
(305) 559-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Francis

Senior Corporate Counsel
700 Northwest 107th Avenue
Miami, Florida 33172
(305) 559-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David W. Bernstein, Esq.
Kathleen L. Werner, Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019-6131
(212) 878-8000

          Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the exchange offer have been satisfied or waived.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

Jurisdiction of
	Incorporation or	I.R.S. Employer
Name of Co-Registrant	Organization	Identification No.

AcmeWater Supply & Management Company	Florida	43-1959099
Aquaterra Utilities, Inc.	Florida	59-3674555
Asbury Woods L.L.C.	Illinois	36-4491586
Avalon-Sienna III, L.L.C.	Illinois	36-4369395
B. Andrews & Co., Inc.	Maryland	52-1506110
Barnsboro Associates, LLC	New Jersey	72-1537693
Bayhome USH, Inc.	New Jersey	68-0554763
Bella Oaks L.L.C.	Illinois	36-4391790
Bennetts Village LLC	New Jersey	72-1537695
Bickford Holdings, LLC	Nevada	86-0862875
Boca Greens, Inc.	Florida	59-1707681
Boca Isles South Club, Inc.	Florida	65-0456217
Boggy Creek USH, Inc.	Texas	43-2022862
Bramalea California, Inc.	California	95-3426206
Bramalea California Properties, Inc.	California	98-0087244
Bramalea California Realty, Inc.	California	59-3504214
Brazoria County LP, Inc.	Nevada	91-2058054
Brewer Baseline Investors, LLC	California	71-0926637
Builders Acquisition Corp.	Delaware	65-1138117
Builders LP, Inc.	Delaware	43-1981685
Cambria L.L.C.	Illinois	36-4343919
Cantera Village L.L.C.	Illinois	36-4045136
Cary Woods L.L.C.	Illinois	36-4511011
Claremont Ridge L.L.C.	Illinois	36-4491588
Claridge Estates L.L.C.	Illinois	36-4511104
Clodine-Bellaire LP, Inc.	Nevada	91-1937380
Club Pembroke Isles, Inc.	Florida	65-0567595
Club Tampa Palms, Inc.	Florida	65-1061700
Colonial Heritage LLC	Virginia	20-0646289
Concord at Meadowbrook L.L.C.	Illinois	36-0026164
Concord at Pheasant Run Trails L.L.C.	Illinois	30-0023454
Concord at Ravenna L.L.C.	Illinois	41-2088272
Concord at Zurich Village L.L.C.	Illinois	36-4492814
Concord City Centre L.L.C.	Illinois	36-4303767
Concord Hills, Inc.	Illinois	36-3851896
Concord Hills Limited Partnership	Illinois	36-3851920
Concord Homes, Inc.	Illinois	48-1259541
Concord Lake, Inc.	Illinois	36-3885795
Concord Lake Limited Partnership	Illinois	36-3885794
Concord Mills Estates L.L.C.	Illinois	36-4303710
Concord Mills Limited Partnership	Illinois	36-3983636
Concord Oaks, Inc.	Illinois	36-3909432
Concord Oaks Limited Partnership	Illinois	36-3913675
Concord Park, Inc.	Illinois	36-3973265
Concord Park Limited Partnership	Illinois	36-3899290
Concord Pointe, Inc.	Illinois	36-3897253
Concord Pointe Limited Partnership	Illinois	36-3899290
Coto de Caza, Ltd.	California	33-0738531
Country Club Development at the Fort, LLC	California	74-0574053
Coventry L.L.C.	Illinois	36-4511106
DCA Homes NJ Realty, Inc.	New Jersey	22-2242815
DCA of Lake Worth, Inc.	Florida	59-1863953

Jurisdiction of
	Incorporation or	I.R.S. Employer
Name of Co-Registrant	Organization	Identification No.

DCA of New Jersey, Inc.	New Jersey	22-2285266
E.M.J.V. Corp.	Florida	59-3411844
Enclave Land, L.L.C.	Illinois	02-0569313
ERMLOE, LLC	Florida	61-1426128
F.P. Construction Corp.	Delaware	23-2991585
Fidelity Guaranty and Acceptance Corporation	Delaware	76-0168225
Fortress Holding — Virginia, LLC	Delaware	54-1996535
Fortress Illinois, LLC	Delaware	20-1178246
Fortress Management, Inc.	Texas	74-3004651
Fortress Missouri, LLC	Delaware	43-1902931
Fortress Mortgage, Inc.	Delaware	54-1830770
Fortress Pennsylvania, LLC	Delaware	58-2348576
Fortress Pennsylvania Realty, Inc.	Delaware	23-2991518
Fortress-Florida, Inc.	Delaware	54-1837545
Fox-Maple Associates, LLC	New Jersey	43-1997377
Foxwood L.L.C.	Illinois	36-4511105
Gateway Commons, L.L.C.	Maryland	68-0515247
Genesee Communities I, Inc.	Colorado	84-1317557
Genesee Communities II, LLC	Colorado	84-1567457
Genesee Communities III, Inc.	Colorado	84-1361682
Genesee Communities IV, LLC	Colorado	84-1567305
Genesee Communities V, LLC	Colorado	84-1567306
Genesee Communities VI, LLC	Colorado	84-1567307
Genesee Communities VII, LLC	Colorado	84-1567308
Genesee Communities VIII, LLC	Colorado	84-1567309
Genesee Communities IX, LLC	Colorado	80-0014048
Genesee Venture, LLC	Colorado	84-1567456
Glenview Reserve, LLC	Illinois	36-4415694
Grand Isle Club, Inc.	Florida	46-0482148
Greenfield/ Waterbury L.L.C.	Illinois	36-4099504
Greystone Construction, Inc.	Arizona	86-0864245
Greystone Homes, Inc.	Delaware	93-1070009
Greystone Homes of Nevada, Inc.	Delaware	88-0412604
Greystone Nevada, LLC	Delaware	88-0412611
Hallston Burbank LLC	Delaware	33-0843511
Harris County LP, Inc.	Nevada	91-1890279
Haverton L.L.C.	Illinois	36-0057181
Heathcote Commons LLC	Virginia	20-1178932
Heritage Harbour Realty, Inc.	Florida	75-3080965
Heritage Housing Group, Inc.	Maryland	52-1783710
Heritage USH, Inc.	Florida	72-1551056
Home Buyer’s Advantage Realty, Inc.	Texas	76-0573246
Homecraft Corporation	Texas	76-0334090
Imperial Homes Corporation	Florida	76-0334117
Impressions L.L.C.	Illinois	36-4249224
Inactive Corporations, Inc.	Florida	59-1275889
Kings Lake TH, LLC	Florida	54-2096335
Kings Ridge Golf Corporation	Florida	65-0718382
Kings Ridge Recreation Corporation	Florida	65-0718384
Kings Wood Development Corporation	Florida	65-0766576
Landmark Homes, Inc.	North Carolina	56-2009874
Laureate Homes of Arizona, Inc.	Arizona	76-0671037
Legacy Homes, Inc.	North Carolina	56-1588510
Legends Club, Inc.	Florida	48-1259544

Jurisdiction of
	Incorporation or	I.R.S. Employer
Name of Co-Registrant	Organization	Identification No.

Legends Golf Club, Inc.	Florida	59-3691814
LENH I, LLC	Florida	56-2349820
Lennar Acquisition Corp. II	California	33-0812777
Lennar Americanos Douglas, LLC	California	76-0725087
Lennar Associates Management, LLC	Delaware	52-2257293
Lennar Associates Management Holding Company	Florida	31-1806357
Lennar Aviation, Inc.	Delaware	02-0543705
Lennar Carolina, Inc.	Delaware	87-0713832
Lennar Central Park, LLC	Delaware	20-1087322
Lennar Central Region Sweep, Inc.	Nevada	65-1111068
Lennar Chicago, Inc.	Illinois	36-3971759
Lennar Communities, Inc.	California	33-0855007
Lennar Communities Development, Inc.	Delaware	86-0262130
Lennar Communities of Florida, Inc.	Florida	02-0543694
Lennar Communities of South Florida, Inc.	Florida	02-0543702
Lennar Construction, Inc.	Arizona	86-0972186
Lennar Coto Holdings, L.L.C.	California	33-0787906
Lennar Developers, Inc.	Florida	48-1259540
Lennar Developers, Inc. II	Florida	03-0501883
Lennar Developers, Inc. III	Florida	03-0501885
Lennar Family of Builders GP, Inc.	Delaware	43-1981691
Lennar Family of Builders Limited Partnership	Delaware	43-1981697
Lennar Financial Services, LLC	Florida	65-0774024
Lennar Funding, LLC	Delaware	20-1173034
Lennar Fresno, Inc.	California	33-1008718
Lennar Homes, Inc.	Florida	59-0711505
Lennar Homes Holding Corp.	Delaware	16-1641233
Lennar Homes of Arizona, Inc.	Arizona	65-0163412
Lennar Homes of California, Inc.	California	93-1223261
Lennar Homes of Texas Land and Construction, Ltd.	Texas	75-2792018
Lennar Homes of Texas Sales and Marketing, Ltd.	Texas	75-2792019
Lennar Houston Land, LLC	Texas	71-0893559
Lennar La Paz, Inc.	California	33-0812776
Lennar La Paz Limited, Inc.	California	33-0812775
Lennar Land Partners Sub, Inc.	Delaware	65-0776454
Lennar Land Partners Sub II, Inc.	Nevada	88-0429001
Lennar Military Housing, Inc.	Delaware	05-0566325
Lennar Nevada, Inc.	Nevada	88-0401445
Lennar Northland I, Inc.	California	33-0805080
Lennar Northland II, Inc.	California	33-0821001
Lennar Northland III, Inc.	California	33-0821002
Lennar Northland IV, Inc.	California	33-0821003
Lennar Northland V, Inc.	California	33-0836779
Lennar Northland VI, Inc.	California	33-0836810
Lennar Northpointe North, LLC	California	20-1179019
Lennar Pacific, Inc.	Delaware	88-0412608
Lennar Pacific, L.P.	Delaware	88-0412610
Lennar Pacific Properties, Inc.	Delaware	88-0412607
Lennar Pacific Properties Management, Inc.	Delaware	30-0139878
Lennar Realty, Inc.	Florida	59-0866794
Lennar Renaissance, Inc.	California	33-0726195
Lennar Reno, LLC	Nevada	22-3895412
Lennar Sacramento, Inc.	California	33-0794993

Jurisdiction of
	Incorporation or	I.R.S. Employer
Name of Co-Registrant	Organization	Identification No.

Lennar Sales Corp.	California	95-4716082
Lennar San Jose Holdings, Inc.	California	65-0645170
Lennar Southland I, Inc.	California	33-0801714
Lennar Southland II, Inc.	California	33-0836784
Lennar Southland III, Inc.	California	33-0836786
Lennar Southwest Holding Corp.	Nevada	91-1933536
Lennar Sun Ridge, LLC	California	94-3392987
Lennar Texas Holding Company	Texas	75-2788257
Lennar Trading Company, LP	Texas	72-1574089
Lennar.Com, Inc.	Florida	65-0980149
Lennar-Kings Lake, Inc.	Florida	54-2096420
Lennar-Lantana Boatyard, Inc.	Florida	56-2321100
Lennarstone Marketing Group, LLC	Arizona	86-0998754
LFS Holding Company, LLC	Delaware	65-1105931
LH Eastwind, LLC	Florida	20-0097714
LHI Renaissance, LLC	Florida	02-0680656
LN, L.L.C.	Florida	22-3871208
Long Point Development Corporation	Texas	76-0587917
Lorton Station, LLC	Virginia	76-0694499
Lucerne Merged Condominiums, Inc.	Florida	65-0576452
Lundgren Bros. Construction, Inc.	Minnesota	41-0970679
M.A.P. Builders, Inc.	Florida	59-1908120
Madrona Village L.L.C.	Illinois	36-4343916
Marble Mountain Partners, LLC	California	41-2076340
Marlborough Development Corporation	California	95-6072804
Mid-County Utilities, Inc.	Maryland	76-0610395
Midland Housing Industries Corp.	California	95-2775081
Midland Investment Corporation	California	95-2842301
Mission Viejo 12S Venture, LP	California	33-0615197
Mission Viejo Holdings, Inc.	California	33-0785862
Moffett Meadows Partners, LLC	Delaware	56-2320229
New Home Brokerage, Inc.	Florida	76-0683361
North County Land Company, LLC	California	65-1130656
Northbridge L.L.C.	Illinois	36-4511102
Northern Land Company, LLC	Colorado	20-1179078
Northgate Highlands Development II, LLC	Colorado	76-0698064
NuHome Designs, L.L.C.	Texas	76-0569460
Oceanpointe Development Corporation	Florida	76-0264460
Orrin Thompson Construction Company	Minnesota	76-0334101
Orrin Thompson Homes Corp.	Minnesota	76-0334105
Paparone Construction Co.	New Jersey	76-0334106
Parc Chestnut L.L.C.	Illinois	36-4440993
Parkside Estates L.L.C.	Illinois	36-4280079
Patriot Homes, Inc.	Maryland	52-1720993
Patriot Homes of Virginia, Inc.	Virginia	52-2200965
Placer Vineyards, LLC	California	71-0926641
Polygon La Paz Associates	Washington	91-1640455
Providence Glen L.L.C.	Illinois	36-4319757
Rancho Summit, LLC	California	33-0787817
Rivenhome Corporation	Florida	76-0569346
Riviera Land Corp.	Florida	59-1281470
RRKTG Lumber, LLC	Delaware	43-1902931
Rutenberg Homes, Inc. (FL)	Florida	76-0340291
Rutenberg Homes of Texas, Inc.	Texas	76-0215995
S. Florida Construction, LLC	Florida	71-0949799

Jurisdiction of
	Incorporation or	I.R.S. Employer
Name of Co-Registrant	Organization	Identification No.

S. Florida Construction II, LLC	Florida	72-1567303
S. Florida Construction III, LLC	Florida	72-1567302
Savell Gulley Development Corporation	Texas	76-0564056
SEA Joint Venture, LLC	Colorado	76-0675477
SFHR Management, L.L.C.	Illinois	36-4461074
Silver Lakes-Gateway Clubhouse, Inc.	Florida	65-0628738
Sonoma L.L.C.	Illinois	36-4443842
South Park Development, LLC	Delaware	91-2057895
Spanish Springs Development, LLC	Nevada	76-0672277
Stoney Corporation	Florida	59-3374931
Stoneybrook Golf Club, Inc.	Florida	76-0669064
Strategic Cable Technologies, L.P.	Texas	20-1179138
Strategic Holdings, Inc.	Nevada	91-1770357
Strategic Technologies, Inc.	Florida	65-0523605
Strategic Technologies Communications of California, Inc.	California	95-4149805
Summerway Investment Corp.	Florida	76-0589471
Summerwood, L.L.C.	Maryland	27-0045425
Summit Acquisition Corp.	Delaware	14-1842265
Summit Enclave, L.L.C.	Illinois	30-0070526
Summit Glen, L.L.C.	Illinois	36-4359627
Summit Land, L.L.C.	Illinois	36-4357327
Summit Ridge 23, L.L.C.	Illinois	30-0036763
Summit Townes, L.L.C.	Illinois	36-4334330
Summit-Meadowbrook, L.L.C.	Illinois	36-4196022
Summit-Reserve, L.L.C.	Illinois	36-4168228
Sunstar Enterprises, LLC	Delaware	20-1179187
The Club at Stoneybrook, Inc.	Florida	65-1061241
The Courts of Indian Creek L.L.C.	Illinois	36-4415696
The Fortress Group, Inc.	Delaware	54-1774997
The Grande By Lennar Builders, Inc.	Florida	81-0560954
The Sexton L.L.C.	Illinois	36-4100579
Tustin Villas Partners, LLC	Delaware	41-2076342
Tustin Vistas Partners, LLC	Delaware	32-0054237
U.S. Home Associates Management, Inc.	Delaware	43-1981702
U.S. Home Corporation	Delaware	52-2227619
U.S. Home of Arizona Construction Co.	Arizona	74-2402824
U.S. Home of West Virginia, Inc.	West Virginia	01-0656197
U.S. Home Realty, Inc. (TX)	Texas	76-0136964
U.S. Home Realty Corporation	Florida	76-0327612
U.S. Home Southwest Holding Corp.	Nevada	76-0680795
U.S.H. Corporation of New York	New York	22-1995835
U.S.H. Los Prados, Inc.	Nevada	88-0232393
U.S.H. Realty, Inc.	Maryland	74-2765031
University Community Partners, LLC	Delaware	45-0512619
USH Acquisition Corp.	Delaware	76-0604353
USH Bickford, LLC	California	76-0654167
USH Equity Corporation	Nevada	76-0450341
USH Heritage Pom, L.L.C	Arizona	76-0686598
USH Millennium Ventures Corp.	Florida	76-0546603
USH (West Lake), Inc.	New Jersey	22-3471278
USH Woodbridge, Inc.	Texas	76-0561576
USHHH, Inc.	Florida	76-0641307
Villages of Rio Pinar Club, Inc.	Florida	48-1259543
West Adams Street L.L.C	Illinois	36-4210710

Jurisdiction of
	Incorporation or	I.R.S. Employer
Name of Co-Registrant	Organization	Identification No.

West Chocolate Bayou Development Corp.	Texas	76-0648748
Westbrook Homes, LLC	Delaware	20-1179223
Westchase, Inc.	Nevada	91-1954138
Westchase, Ltd.	Texas	91-1954138
Weststone Corporation	Florida	74-2944437

PROSPECTUS

OFFER TO EXCHANGE

Series B 5.50% Senior Notes due 2014 which have been registered under the Securities Act for any and all outstanding Series A 5.50% Senior Notes Due 2014

($250,000,000 aggregate principal amount outstanding)

of

Lennar Corporation

The exchange offer and withdrawal rights

will expire at 5:00 p.m., New York City time,
on                         , unless we extend the exchange offer.

       We are offering to exchange our Series B 5.50% Senior Notes due 2014 for the identical principal amounts of our Series A 5.50% Senior Notes due 2014. The aggregate principal amounts at maturity of the Series A Notes, and therefore the principal amounts of Series B Notes which would be issued if all the Series A Notes were exchanged, is $250,000,000. The terms of the Series B Notes will be identical with the terms of the Series A Notes, except that the issuance of the Series B Notes is being registered under the Securities Act of 1933, as amended, and therefore the Series B Notes will not be subject to the restrictions on transfer that apply to the Series A Notes.

      The Series A Notes were issued in transactions which were exempt from the registration requirements of the Securities Act solely to qualified institutional buyers, as that term is defined in Rule 144A under the Securities Act. The exchange offer is being made in accordance with a registration rights agreement dated as of August 12, 2004, among Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, Calyon Securities (USA) Inc., Deutsche Bank Securities Inc., Wachovia Capital Markets, LLC, BNP Paribas Securities Corp., Comerica Securities, Inc., Greenwich Capital Markets, Inc. and SunTrust Capital Markets, Inc. and us. We will receive no proceeds from the exchange offer.

      The Notes are our senior, unsecured and unsubordinated obligations and rank equally with all of our other unsecured and unsubordinated indebtedness outstanding from time-to-time. All of our existing and future wholly-owned subsidiaries, other than our finance company subsidiaries and foreign subsidiaries, unconditionally guarantee the Notes on a joint and several basis, although the guarantees may be suspended under limited circumstances. The registration statement, of which this prospectus forms a part, registers the guarantees as well as the Notes.

      Prior to the exchange offer, there has been no public market for the Series B Notes. We do not currently intend to list the Series B Notes on a securities exchange or seek approval for quotation of the Series B Notes on an automated quotation system. Therefore, it is unlikely that an active trading market for the Series B Notes will develop.

      The exchange agent for the exchange offer is J.P. Morgan Trust Company, National Association. This prospectus and the accompanying letter of transmittal are being mailed to holders of Series A Notes on or about                     .

       See “Risk Factors,” which begin on page 9, for a discussion of certain factors that should be considered in evaluating the exchange offer.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January   2005.

FORWARD-LOOKING INFORMATION

      Some of the statements contained in, or incorporated into, this prospectus are forward-looking statements. By their nature, forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those which the statements anticipate. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “guidance,” “goal,” “visibility,” or words or phrases of similar meaning in connection with discussion of anticipated or targeted future operating or financial performance. Factors which may affect our results include, but are not limited to, changes in general economic conditions, the market and prices for homes generally and in areas where we have developments, the availability and cost of land suitable for residential development, prices of materials, labor costs, interest rates, consumer confidence, competition, unusual weather or similar conditions, terrorist acts or other acts of war, environmental factors and government regulations affecting our operations. Our reports filed with the Securities and Exchange Commission and the section of this prospectus supplement captioned “Risk Factors,” which begins on page 9, contain further discussions of these and other risks and uncertainties applicable to our business.

      Each broker-dealer that receives Series B Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with sales of Series B Notes received in exchange for Series A Notes which were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the day the exchange offer expires and ending on the close of business on the first anniversary of that date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until March   , 2005, all dealers effecting transactions in the Series B Notes may be required to deliver a prospectus.

      No person has been authorized to give any information or to make any representations, other than those contained in this prospectus. If given or made, that information or those representations may not be relied upon as having been authorized by us. This prospectus does not constitute an offer to or solicitation of any person in any jurisdiction in which such an offer or solicitation would be unlawful.

PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus or in documents incorporated in this prospectus. It does not contain all the information you should consider before deciding whether to exchange Series A 5.50% Senior Notes for Series B 5.50% Senior Notes. You should read the entire prospectus.

LENNAR

      We are one of the nation’s largest homebuilders and a provider of financial services. Our homebuilding operations include the sale and construction of single-family attached and detached homes, as well as the purchase, development and sale of residential land directly and through our unconsolidated entities. Our financial services subsidiaries provide mortgage financing, title insurance, closing services and insurance agency services for both buyers of our homes and others, and sell the loans they originate in the secondary mortgage market. These subsidiaries also provide high-speed Internet access, cable television and alarm installation and monitoring services to residents of communities we develop and others.

      Our principal offices are at 700 N.W. 107th Avenue, Miami, FL 33172. Our telephone number at these offices is (305) 559-4000. Our website address is www.lennar.com. The information on our website is not a part of this prospectus.

      The following is a summary of our growth history:

1954 —	Founded as a Miami homebuilder.

1969 —	Began developing, owning and managing commercial and multi-family residential real estate.

1971 —	Completed initial public offering.

1972 —	Entered the Arizona homebuilding market.

1986 —	Acquired Development Corporation of America in Florida.

1991 —	Entered the Texas homebuilding market.

1992 —	Materially expanded our commercial operations by acquiring, through a joint venture, an AmeriFirst portfolio of loans, mortgages and properties from the Resolution Trust Corporation.

1995 —	Entered the California homebuilding market through the acquisition of Bramalea California, Inc.

1996 —	Expanded in California through our acquisition of Renaissance Homes, Inc., significantly expanded our operations in Texas with the acquisition of the assets and operations of both Houston-based Village Builders and Friendswood Development Company and acquired Regency Title in Texas.

1997 —	Completed spin-off of our commercial real estate investment business to LNR Property Corporation. We continued our expansion in California through homesite acquisitions and investments in unconsolidated entities. We also acquired Pacific Greystone Corporation, which further expanded our operations in California and Arizona and brought us into the Nevada homebuilding market.

1998 —	Acquired the properties of two California homebuilders, ColRich Communities and Polygon Communities, acquired a Northern California homebuilder, Winncrest Homes, and acquired North American Title with operations in Arizona, California and Colorado.

1999 —	Acquired Eagle Home Mortgage with operations in Nevada, Oregon and Washington and Southwest Land Title in Texas.

2000 —	Acquired U.S. Home Corporation, which expanded our operations into New Jersey, Maryland, Virginia, Minnesota, Ohio and Colorado and strengthened our position in other states, and expanded our title operations in Texas through the acquisition of Texas Professional Title.

2002 —	Acquired Patriot Homes, Sunstar Communities, Don Galloway Homes, Genesee Company, Barry Andrews Homes, Cambridge Homes, Pacific Century Homes, Concord Homes and Summit Homes, which expanded our operations into the Carolinas and the Chicago, Baltimore and Central Valley, California homebuilding markets and strengthened our position in several of our existing markets. We also acquired Sentinel Title with operations in Maryland and Washington, D.C.

2003 —	Acquired Seppala Homes and Coleman Homes which expanded our operations in South Carolina and California. We also acquired Mid America Title in Illinois.

2004 —	Acquired The Newhall Land and Farming Company through an entity of which we and LNR Property Corporation each owns 50%. We expanded into the San Antonio, Texas homebuilding market through the acquisition of substantially all the real estate assets of Connell-Barron Homes and entered the Jacksonville, Florida homebuilding market through the acquisition of substantially all of the real estate assets of Classic American Homes. Through acquisitions, we also expanded our mortgage operations in Oregon and expanded our title and closing business into Minnesota.

      Our revenues from homebuilding operations increased to $8.3 billion in fiscal 2003 from $2.8 billion in fiscal 1999, which represents a compound annual growth rate of 31%. Over the same period, our net earnings grew to $751 million from $173 million, a compound annual growth rate of 44%. We delivered 32,180 homes in fiscal 2003 compared with 27,393 homes in fiscal 2002 and 12,606 homes in fiscal 1999.

RECENT DEVELOPMENTS

      In the nine months ended August 31, 2004, we received 29,507 new home orders, which was 15% more than the 25,737 new home orders we received in the same period last year. At August 31, 2004, the dollar value of our backlog of homes under contract totaled $6.1 billion (19,594 homes), compared with $4.6 billion (16,716 homes) at August 31, 2003.

      In August 2004, we issued to initial purchasers for resale under SEC Rule 144A or SEC Regulation S, $200 million principal amount of Senior Floating-Rate Notes due 2007 and the $250 million principal amount of 5.50% Senior Notes due 2014 that is the subject of the exchange offer made by this prospectus. We intend to make an exchange offer with regard to the floating rate notes that is similar to the exchange offer that we are making by this prospectus. The notes issued in both of these exchange offers are guaranteed by all our subsidiaries, other than finance company subsidiaries and foreign subsidiaries, on terms essentially identical with those on which the Series B Notes will be guaranteed.

      On November 4, 2004, we announced that as a result of significant hurricane activity in Florida affecting both new orders and production, electrical connection and production delays in the Las Vegas market and softer market conditions in Southern California and Las Vegas, approximately 600 home deliveries scheduled for the quarter ended November 30, 2004 might be delayed into fiscal 2005.

      On December 15, 2004, we announced our results for the fiscal year ended November 30, 2004. For the fiscal year, total revenues were $10.5 billion, net earnings were $945.6 million and diluted earnings per share was $5.70. Our homebuilding revenues were $10.0 billion, homebuilding operating earnings were $1.5 billion, home deliveries were 36,204 and new home orders were 37,667. At November 30, 2004, the dollar value of our backlog of homes under contract totaled $5.1 billion (15,546 homes). A press release announcing our fiscal 2004 results was included as an exhibit to our Current Report on Form 8-K, which was furnished to the Securities and Exchange Commission on December 15, 2004. Neither this Form 8-K nor the exhibit is incorporated by reference into this registration statement or any of our filings with the Commission.

ISSUANCE OF THE SERIES A NOTES

      On August 12, 2004, we sold $250 million aggregate principal amount of Series A 5.50% Senior Notes due 2014 (“Series A Notes”) to Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, Calyon Securities (USA) Inc., Deutsche Bank Securities Inc., Wachovia Capital Markets, LLC, BNP Paribas Securities Corp., Comerica Securities, Inc., Greenwich Capital Markets, Inc. and SunTrust Capital Markets, Inc. as initial purchasers, pursuant to a Purchase Agreement dated August 5, 2004, among those parties and us.

      Each of the initial purchasers subsequently resold the Series A Notes in reliance on Rule 144A under the Securities Act and other available exemptions under the Securities Act. We and the initial purchasers entered into a registration rights agreement pursuant to which we agreed to offer to exchange Series B Notes for the Series A Notes and also granted holders of Series A Notes rights under certain circumstances to have resales of Series A Notes registered under the Securities Act. The exchange offer made by this prospectus is intended to satisfy our principal obligations under the registration rights agreement. See “The Exchange Offer — Purpose and Effects.”

      We issued the Series A Notes under an indenture dated as of August 12, 2004, between us and J.P. Morgan Trust Company, National Association, as trustee. The Series B Notes also are being issued under that indenture and are entitled to the benefits of the indenture. The form and terms of the Series B Notes will be identical in all material respects with the form and terms of the Series A Notes, except that (1) the Series B Notes will have been registered under the Securities Act and, therefore, the global certificate (and any individual certificates) will not bear legends describing restrictions on transferring the Notes represented by such global certificates, and (2) holders of Series B Notes will not be, and upon the consummation of the exchange offer, holders of Series A Notes will no longer be, entitled to rights under the registration rights agreements intended for the holders of unregistered securities. See “The Exchange Offer — Termination of Certain Rights” and “— Procedures for Tendering” and “Description of the Series B Notes.”

      The proceeds we received from the issuance of the Series A Notes were used to repay debt under our revolving credit facilities. We will receive no proceeds from the exchange of Series B Notes for the Series A Notes pursuant to the exchange offer.

      When we refer to “the Notes” in this prospectus, we refer to both the Series A Notes and the Series B Notes, unless it is clear from what we are saying that the term refers only to a particular series of Notes.

THE EXCHANGE OFFER

The Exchange Offer	We are offering to exchange our Series B 5.50% Senior Notes due 2014, for identical principal amounts of our Series A 5.50% Senior Notes due 2014. At the date of this prospectus, $250 million aggregate principal amount of Series A 5.50% Senior Notes are outstanding. See “The Exchange Offer — Terms of the Exchange Offer.”

Expiration of Exchange Offer	5:00 p.m., New York time on , unless we extend the exchange offer (the day on which the exchange offer expires, being the expiration date). See “The Exchange Offer — Expiration Date; Extension; Termination.”

Conditions of the Exchange Offer	The exchange offer is not conditioned upon any minimum principal amount of Series A Notes being tendered for exchange. The only condition to the exchange offer is that we not be advised that completion of the exchange offer would, or might, be unlawful. See “The Exchange Offer — Terms of the Exchange Offer.”

Accrued Interest on the Series A Notes	Interest on Series A Notes which are exchanged will cease to accrue on the last interest payment date prior to the day on which Series B Notes are issued in exchange for them. However, Series B Notes issued in exchange for Series A Notes will bear interest from the last interest payment date prior to the day on which they are issued in exchange for the Series A Notes (i.e., the day on which interest ceases to accrue on the Series A Notes). See “Description of the Series B Notes.” Therefore, exchanging Series A Notes for Series B Notes will not affect the amount of interest a holder will receive.

Interest on the Series B Notes	Interest on the Series B Notes will be paid on March 1 and September 1 of each year, beginning March 1, 2005.

Procedures for Tendering Series A Notes	A holder of Series A Notes who wishes to accept the exchange offer must (1) complete, sign and date a letter of transmittal, or a facsimile of one, in accordance with the instructions contained under “The Exchange Offer — Procedures for Tendering” and in the letter of transmittal, and (2) deliver the letter of transmittal, or facsimile, together with the Series A Notes and any other required documentation to the exchange agent at the address set forth in “The Exchange Offer — Exchange Agent.” Series A Notes must be delivered by confirmation of book-entry delivery of the Series A Notes to the exchange agent’s account at The Depository Trust Company (“DTC”). By executing a letter of transmittal, a holder will represent to us that, among other things, the person acquiring the Series B Notes will be doing so in the ordinary course of the person’s business, whether or not the person is the holder, that neither the holder nor any other person (i) is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, the distribution of the Series B Notes, (ii) is an initial purchaser who acquired Series A Notes from us in the initial offering of those Notes, or (iii) is an “affiliate,” as defined under Rule 405 under the Securities Act, of ours. Each broker or dealer that receives Series B Notes for its own account in exchange for Series A Notes which were acquired by the broker or dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Series B Notes. See “The Exchange Offer — Procedures for Tendering” and “Sales of Series B Notes Received by Broker-Dealers.”

Guaranteed Delivery Procedures	Eligible holders of Series A Notes who wish to tender their Series B Notes but who cannot deliver their Series A Notes or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date (or complete the procedure for book-entry transfer on a timely basis), may tender their Series A Notes according to the guaranteed delivery procedures described in the letter of transmittal. See “The Exchange Offer — Guaranteed Delivery Procedures.”

Acceptance of Series A Notes and Delivery of Series B Notes	Unless we are advised that it would, or might, be unlawful for us to do so, we will accept any and all Series A Notes that are properly tendered and not properly withdrawn in response to the exchange offer, prior to 5:00 p.m., New York City time, on the expiration date. The Series B Notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the Series A Notes. See “The Exchange Offer — Procedures for Tendering.”

Withdrawal Rights	Tenders of Series A Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer — Withdrawal of Tenders.”

Material U.S. Federal Income Tax Considerations	For U.S. federal income tax purposes, the exchange of Series A Notes for Series B Notes should not be considered a sale or exchange or otherwise taxable event to the holders of the Series A Notes.

The Exchange Agent	J.P. Morgan Trust Company, National Association is the exchange agent. The address and telephone number of the exchange agent are set forth in the section of this prospectus captioned “The Exchange Offer — Exchange Agent.”

Fees and Expenses	We will bear the expense of soliciting tenders pursuant to the exchange offer. We will also pay any transfer taxes which are applicable to the exchange of Series A Notes for Series B Notes pursuant to the exchange offer. See “The Exchange Offer — Fees and Expenses.”

Resales of the Series B Notes	Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe Series B Notes issued pursuant to the exchange offer in exchange for Series A Notes may be offered for resale, resold and otherwise transferred by the holder (other than (1) a broker-dealer who purchased the Series A Notes directly from us for resale pursuant to Rule 144A under the Securities Act or another exemption under the Securities Act or (2) a person that is an affiliate of ours, as that term is defined in Rule 405 under the Securities Act), without registration or the need to deliver a prospectus under the Securities Act, provided that the holder is acquiring the Series B Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the Series B Notes. Each broker-dealer that receives Series B Notes for its own account in exchange for Series A Notes that were acquired by the broker as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Series B Notes. See “The Exchange Offer — Purpose and Effects” and “Sales of Series B Notes Received By Broker-Dealers.”

Consequences of Not Exchanging the Series A Notes	If you do not properly tender your Series A Notes, the existing transfer restrictions on the Series A Notes will continue to apply. Because we anticipate that most holders will elect to exchange their Series A Notes for Series B Notes due to the absence of restrictions on the resale of Series B Notes under the Securities Act, we anticipate that the liquidity of the market for any Series A Notes remaining after the consummation of the exchange offer will be substantially limited.

THE SERIES B NOTES

      The exchange offer applies to $250 million aggregate principal amount of Series A Notes. The terms of the Series B Notes are identical in all material respects with those of the Series A Notes, except for certain transfer restrictions and rights relating to the exchange of the Series A Notes for Series B Notes. The Series B Notes will evidence the same debt as the Series A Notes and will be entitled to the benefits of the indenture under which both the Series A Notes were, and the Series B Notes will be, issued. See “Description of the Series B Notes.”

Securities Offered	$250,000,000 aggregate principal amount of Series B 5.50% Senior Notes due 2014.

Maturity Date	September 1, 2014.

Interest Payment Dates	March 1 and September 1 of each year, beginning March 1, 2005.

Sinking Fund	None.

Ranking	The Notes are our senior, unsecured and unsubordinated obligations and rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes are effectively subordinated to the obligations of our subsidiaries who are not guarantors and to our obligations that are secured to the extent of the security. As of August 31, 2004, we had $0.1 billion of secured indebtedness outstanding.

Guarantees	All of our wholly-owned subsidiaries (other than our finance company subsidiaries and foreign subsidiaries) will guarantee the Notes. The guarantees by our subsidiaries may be suspended under certain limited circumstances. See “Description of Notes — The Guarantees.”

Redemption at our Option	We may redeem any or all of the Notes at any time and at a redemption price equal to the greater of (a) 100% of the principal amount of the Notes being redeemed and (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the comparable treasury rate plus 20 basis points, plus, in each case, accrued and unpaid interest on the Notes to the redemption date.

Certain Indenture Provisions	The Indenture governing the Notes contains covenants limiting our and some of our subsidiaries’ ability to create liens securing indebtedness or enter into sale and leaseback transactions. These covenants are subject to important exceptions and qualifications. See “Description of Notes — Certain Covenants.”

Use of Proceeds	We will receive no proceeds from the exchange of Series A Notes for the Series B Notes pursuant to the exchange offer.

Risk Factors	Investing in the Notes involves risks. See “Risk Factors” for a description of risks you should particularly consider before investing in the Notes.

RISK FACTORS

      Investors considering exchanging their Notes should give particular consideration to the matters described in our Annual Report on Form 10-K for the fiscal year ended November 30, 2003 under the heading “Particular Factors Which Could Affect Us,” and to the following factors:

Because the Notes are structurally subordinated to the obligations of our subsidiaries that are not guarantors, you may not be fully repaid if we become insolvent.

      Substantially all of our operating assets are held by our subsidiaries. Holders of any preferred stock of any of our subsidiaries that are not guarantors and creditors of any of those subsidiaries, including trade creditors, have and will have access to the assets of those subsidiaries that are prior to those of the Noteholders. As a result, the Notes are structurally subordinated to the debts, preferred stock and other obligations of those subsidiaries.

Because the Notes are unsecured, you may not be fully repaid if we become insolvent.

      The Notes will not be secured by any of our assets or our subsidiaries’ assets. As of August 31, 2004, we had $0.1 billion of secured indebtedness outstanding. If we become insolvent, the holders of any of our secured debt would receive payments from the assets securing it before you receive payments from sales of those assets.

There is no public market for the Notes, so you may be unable to sell the Notes.

      The Notes are new securities for which there may currently be no market. Consequently, the Notes may be relatively illiquid, and you may be unable to sell your Notes. We do not intend to apply for listing of the Notes on any securities exchange or for the inclusion of the Notes in any automated quotation system.

Fraudulent conveyance considerations.

      Under fraudulent conveyance laws, the guarantees by our subsidiaries might be subordinated to existing or future indebtedness incurred by those subsidiaries, or might not be enforceable, if a court or a creditors representative, such as a bankruptcy trustee, concluded that those subsidiaries:

•	Received less than fair consideration for the guarantees;

•	Were rendered insolvent as a result of issuing the guarantees;

•	Were engaged in a business or transaction for which our or our subsidiaries’ remaining assets constituted unreasonably small capital;

•	Intended to incur, or believed that we or they would incur, debts beyond our or their ability to pay as those debts matured; or

•	Intended to hinder, delay or defraud our or their creditors.

      The measure of insolvency varies depending upon the law of the relevant jurisdiction. Generally, however, a company is considered insolvent if its debts are greater than the fair value of its property, or if the fair saleable value of its assets is less than the amount that would be needed to pay its probable liabilities as its existing debts matured and became absolute.

We could be affected by governmental regulations.

      All of our businesses are subject to substantial governmental regulations. In particular, the homebuilding business is subject to governmental regulations relating to land use, water rights, construction materials, building design and minimum elevation of properties, as well as a variety of environmental matters. Changes in government regulations often increase the cost of building homes in areas in which we have communities and could prevent entirely the building of new homes in some areas. In addition, our recent experience has been that obtaining approvals under governmental regulations in certain municipalities has been taking longer than was previously the case. Delays in construction of homes due to delays in obtaining governmental approvals could have an adverse effect upon our operations.

The guarantees of the Notes may terminate.

      The principal reason our subsidiaries, other than our finance company subsidiaries and our foreign subsidiaries, have guaranteed the Notes is so holders of Notes will have rights at least as great with regard to our subsidiaries as any other holders of a material amount of our unsecured debt. Therefore, the subsidiaries’ guarantees of the Notes will remain in effect while they are guaranteeing a material amount of our debt (i.e., the debt of Lennar Corporation, as a separate entity) to others. At any time, however, when a subsidiary is no longer guaranteeing at least $75 million of our debt other than the Notes and other notes with similar termination provisions, either directly or by guaranteeing other subsidiaries’ obligations as guarantors of our debt, that subsidiary will not be guaranteeing the Notes. Currently, in addition to these Notes, the subsidiaries are guaranteeing our principal revolving bank credit line, $350 million principal amount of our Senior Notes due 2013, $322 million principal amount of our Senior Notes due 2010, $300 million principal amount of our Senior Floating-Rate Notes due 2009, $282 million principal amount of 7 5/8% Senior Notes due 2009 and $250 million principal amount of our 5.50% Senior Notes due 2014. However, the subsidiaries’ guarantees of the Senior Notes due 2013, the Senior Notes due 2009, the 5.50% Senior Notes due 2014, the Senior Floating-Rate Notes due 2009 and these Notes also will terminate with regard to any subsidiary while it is not guaranteeing at least $75 million of our debt and the guarantees of the Senior Notes due 2010 will terminate with regard to any subsidiary that no longer is guaranteeing any of our debt. Therefore, if, while the Notes are outstanding, our subsidiaries cease guaranteeing our obligations under our principal revolving bank credit lines, and are not guarantors of any new debt, the subsidiaries’ guarantees of the Notes will terminate until such time, if any, as they again are guaranteeing at least $75 million of our debt other than the Notes.

      If our subsidiaries are guaranteeing revolving credit lines totaling at least $75 million, we will treat the guarantees of the Notes as remaining in effect even during periods when our borrowings under the revolving credit lines are less than $75 million. Because it is possible that banks will permit some or all of our subsidiaries to stop guaranteeing the revolving credit lines, or that will terminate our revolving credit lines (which we have discretion to do), it is possible that, at some time or times in the future, the Notes will no longer be guaranteed by our subsidiaries.

We would be affected by an increase in interest rates.

      The rate of interest on the Notes changes each month to reflect changes in market interest rates. Therefore, the value of the Notes should not be materially affected by changes in interest rates. However, an increase in interest rates would increase the cost of our interest obligations with regard to the Notes and with regard to our, and our subsidiaries’, other floating rate debt, including our principal revolving bank credit line. While we have hedged some of our exposure to changes in interest rates, we are not fully hedged. We paid interest of $96.6 million during the nine months ended August 31, 2004. Based upon the weighted outstanding balance of our unhedged floating rate debt for the nine months ended August 31, 2004, a one percentage point increase in short term interest rates would have increased the annualized interest we incur by $5.6 million.

The sale of our Senior Floating-Rate Notes due 2009 may have violated the Securities Act of 1933.

      A provision of the supplemental indenture relating to our Senior Floating-Rate Notes due 2009 regarding guarantees by subsidiaries formed or acquired after October 9, 2001, may have constituted a contract to sell those guarantees which had to be registered under the Securities Act of 1933. Also, the financial information about guarantor subsidiaries incorporated into the prospectus supplements relating to the sale of the Senior Floating-Rate Notes due 2009 may not have included everything required by Securities and Exchange Commission rules, and, because it related to substantially all our wholly-owned subsidiaries other than our finance company subsidiaries and foreign subsidiaries, it may have misled purchasers about the financial condition of the subsidiaries that guaranteed the Senior-Floating Rate Notes due 2009. If the offering of the Senior Floating-Rate Notes due 2009 violated the registration requirements of the Securities Act of 1933, people who purchased Senior Floating-Rate Notes due 2009 from us may have a right to rescind their purchases or, if they no longer own the Senior Floating-Rate Notes due 2009, to recover their damages, if any.

There could be negative consequences to you if you do not exchange your Series A Notes for Series B Notes.

      Holders who fail to exchange their Series A Notes will continue to be subject to restrictions on transfer of the Series A Notes. Any Series A Notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of Series A Notes outstanding. Because we anticipate that most holders will elect to exchange the Series A Notes for Series B Notes due to the absence of restrictions on the resale of Series B Notes under the Securities Act, we anticipate that the liquidity of the market for any Series A Notes remaining after the consummation of the exchange offer will be substantially limited. As a result of making the exchange offer, we will have fulfilled our obligations under the registration rights agreement relating to the Series A Notes. Following the consummation of the exchange offer, holders who did not tender their Series A Notes generally will not have any further registration rights under the registration rights agreement, and the Series A Notes which were not exchanged will continue to be subject to restrictions on transfer. The Series A Notes are currently eligible for sale under Rule 144A through the Portal Market.

OTHER INDEBTEDNESS

      Our indebtedness at August 31, 2004 is listed in the table in the section of this prospectus captioned “Capitalization” on page 14. None of that indebtedness, other than our homebuilding and financial services revolving credit facilities, has any covenants that restrict our, or our subsidiaries’, ability to make payments on outstanding indebtedness or to pay dividends, or requires us to maintain financial attributes. Our Senior Floating-Rate Notes due 2009, 7 5/8% Senior Notes due 2009, 9.95% Senior Notes due 2010, 5.95% Senior Notes due 2013, Senior Floating-Rate Notes due 2007 and Zero Coupon Convertible Senior Subordinated Notes due 2021 all have covenants, similar to those in the indenture relating to the Notes, that limit our or our subsidiaries’ ability to create liens securing indebtedness or enter into sale and leaseback transactions.

      We have a $1.3 billion senior unsecured credit facility, of which $928 million is a revolving credit facility maturing in May 2009 and $398 million is a 364-day revolving credit facility maturing in May 2005, of which we can convert the outstanding balance into a term loan, which would mature in 2009. The facility has a $74.5 million accordion feature, which would increase the facility to $1.4 billion. At November 30, 2004, no amounts were outstanding under the facility. At November 30, 2004, we had $251.4 million of letters of credit outstanding that were collateralized against borrowings available under the facility.

      The facility includes financial covenants which require, among other things, that

•	We maintain a debt to total capital ratio of less than 55%;

•	We maintain an interest coverage ratio of not less than 2.0 to 1.0;

•	We maintain a minimum consolidated tangible net worth of $1,541 million plus 50% of net income and 50% of the proceeds of issuances of common stock subsequent to November 30, 2002;

•	The aggregate amount of the indebtedness of entities that are not borrowers or guarantors of the facilities that we guarantee may not exceed 20% of our consolidated tangible net worth; and

•	The aggregate amount of our advances to our mortgage banking subsidiaries and our investments in and advances to other non-guarantor entities may not exceed 30% of our consolidated tangible net worth.

      The terms used in these covenants are defined in the credit agreement, which we file with the Securities and Exchange Commission. See “Where You Can Find More Information,” beginning on page 33. From time to time, we may amend the terms of the credit agreement or enter into new borrowing arrangements. Amendments to the credit agreement may modify or eliminate some or all of the covenants or may add new covenants, and new borrowing arrangements may include covenants that are different from those in the credit agreement.

USE OF PROCEEDS

      We will not receive any proceeds from the issuance of Series B Notes in exchange for Series A Notes pursuant to the exchange offer. We used the net proceeds from the sale of the Series A Notes to repay debt under our revolving credit facilities.

ABSENCE OF PUBLIC MARKET

      The Series B Notes will be new securities for which there is no established trading market. We currently do not intend to list the Series B Notes on any securities exchange or to arrange for the Series B Notes to be quoted on any quotation system. Accordingly, it is not likely that an active trading market for the Series B Notes will develop or, if such a market develops, that it will provide significant liquidity to holders of Series B Notes.

SELECTED CONSOLIDATED CONDENSED FINANCIAL INFORMATION

(Dollars in thousands, except per share amounts)

      The following table sets forth our summary financial and operating information as of and for each of the years ended November 30, 1999 through 2003 and as of and for the nine months ended August 31, 2003 and 2004. The financial and operating information as of and for the years ended November 30, 1999 through 2003 has been derived from our consolidated financial statements audited by Deloitte & Touche LLP, an independent registered public accounting firm. The financial and operating information for the nine-month periods have been derived from our unaudited financial statements.

      In the opinion of management, the unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the financial position and results of operations for the period. The results of operations for the nine-month periods are not necessarily indicative of the results which may be obtained for the full year.

	At or for the Nine
	Months Ended
	August 31,		At or for the Years Ended November 30,

	2004	2003	2003	2002	2001	2000	1999

Results of Operations:
Revenues:
Homebuilding	$6,589,543	5,547,782	8,348,645	6,751,301	5,554,747	4,362,034	2,822,060
Financial services	$364,609	423,638	558,974	484,219	425,354	316,934	269,307
Total revenues	$6,954,152	5,971,420	8,907,619	7,235,520	5,980,101	4,678,968	3,091,367
Operating earnings:
Homebuilding	$924,570	706,163	1,164,089	834,056	666,123	382,195	291,944
Financial services	$78,595	120,861	154,453	127,611	89,131	43,595	31,096
Corporate general and administrative expenses	$94,113	74,879	111,488	85,958	75,831	50,155	37,563
Earnings before provision for income taxes	$909,052	752,145	1,207,054	875,709	679,423	375,635	285,477
Net earnings	$565,885	468,210	751,391	545,129	417,845	229,137	172,714
Net earnings per share (diluted)	$3.42	2.94	4.65	3.51	2.73	1.65	1.24
Financial Position:
Inventories	$5,241,814	3,868,168	3,656,101	3,237,577	2,416,541	2,301,584	1,274,551
Cash	$386,858	599,223	1,201,276	731,163	824,013	287,627	83,256
Total assets	$7,838,621	6,222,031	6,775,432	5,755,633	4,714,426	3,777,914	2,057,647
Debt:
Homebuilding	$1,998,657	1,521,706	1,552,217	1,585,309	1,505,255	1,254,650	523,661
Financial services	$564,670	654,569	740,469	862,618	707,077	448,860	278,634
Total debt	$2,563,327	2,176,275	2,292,686	2,447,927	2,212,332	1,703,510	802,295
Stockholders’ equity	$3,688,431	2,993,008	3,263,774	2,229,157	1,659,262	1,228,580	881,499
Other Data:
Ratio of earnings to fixed charges	8.2x	7.1x	8.6x	6.7x	5.3x	3.5x	4.7x
Homebuilding debt as a percentage of total capitalization	35.1%	33.7%	32.2%	41.6%	47.6%	50.5%	37.3%
Net homebuilding debt as a percentage of total capitalization	30.4%	23.6%	9.7%	27.7%	29.1%	44.0%	33.3%
Delivery and Backlog Information (including unconsolidated entities):
Number of homes delivered	23,996	21,518	32,180	27,393	23,899	18,578	12,606
Backlog of home sales contracts	19,594	16,716	13,905	12,108	8,339	8,363	2,903
Dollar value of backlog	$6,143,000	4,559,000	3,887,000	3,200,000	1,982,000	2,072,000	662,000

CAPITALIZATION

(In thousands, except per share amounts)

      The table below shows our unaudited capitalization as of August 31, 2004. The exchange of Series B Notes for Series A Notes will not affect this capitalization.

Debt:
Revolving credit facilities	$—
Zero Coupon Convertible Senior Subordinated Notes due 2021 (1)	267,763
5.95% Senior Notes due 2013	344,485
7 5/8% Senior Notes due 2009	274,556
9.95% Senior Notes due 2010	304,009
5.50% Senior Notes due 2014	247,123
Senior Floating-Rate Notes due 2009	300,000
Senior Floating-Rate Notes due 2007	200,000
Other debt	60,721

Total homebuilding debt	1,998,657
Financial services debt	561,084
Limited-purpose finance subsidiaries debt	3,586

Total debt	2,563,327

Stockholders’ equity:
Class A Common Stock of $0.10 par value per share, 123,629 shares issued (2)	12,363
Class B Common Stock of $0.10 par value per share, 32,589 shares issued (3)	3,259
Additional paid-in capital	1,275,575
Retained earnings	2,422,382
Unearned compensation	(3,315)
Deferred compensation plan — 695 Class A common shares and 70 Class B common shares	(6,410)
Deferred compensation liability	6,410
Treasury stock, at cost, 90 Class A common shares	(3,938)
Accumulated other comprehensive loss	(17,895)

Total stockholders’ equity	3,688,431

Total capitalization	$6,251,758

(1)	At August 31, 2004, the Zero Coupon Convertible Senior Subordinated Notes due 2021 were convertible into 8,969 shares of Class A Common Stock because the average closing price of our Class A Common Stock over the last twenty trading days of the third quarter of 2004 exceeded $33.53 per share (110% of the accreted conversion price).

(2)	Does not include 8,969 shares of Common Stock issuable upon conversion of our Zero Coupon Convertible Senior Subordinated Notes due 2021, or 7,615 shares of Common Stock issuable upon exercise of stock options which were outstanding at August 31, 2004.

(3)	Does not include 559 shares of Common Stock issuable upon exercise of stock options which were outstanding at August 31, 2004.

RATIO OF EARNINGS TO FIXED CHARGES

	Nine Months
	Ended
	August 31,		Years Ended November 30,

	2004	2003	2003	2002	2001	2000	1999

Ratio of earnings to fixed charges (1)	8.2x	7.1x	8.6x	6.7x	5.3x	3.5x	4.7x

(1)	For the purpose of calculating the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before income taxes plus “fixed charges” and certain other adjustments. “Fixed charges” consist of interest incurred on all indebtedness related to continuing operations (including amortization of original issue discount) and the implied interest component of our rent obligations.

      There was no preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends was identical to the ratio of earnings to fixed charges.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

      The offering memorandum by which the Series A Notes were offered stated that by December 10, 2004, we would file a registration statement in order to register the Series B Notes, and that we would use our reasonable best efforts to (i) cause that registration statement to become effective by January 24, 2005, and (ii) complete the offer to exchange the Series A Notes for the Series B Notes by March 10, 2005. If we fail to meet any of those targets, the interest rate on the Notes will increase until we cure the registration default.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will issue Series B Notes in exchange for all Series A Notes which are validly tendered prior to 5:00 p.m., New York City time, on the expiration date (as defined below) and not withdrawn. The principal amount of the Series B Notes issued in the exchange will be the same as the principal amount of the Series A Notes for which they are exchanged. Holders may tender some or all of their Series A Notes in response to the exchange offer. However, Series A Notes may be tendered only in multiples of $1,000.

      The form and terms of the Series B Notes will be the same in all material respects as the form and terms of the Series A Notes (except that the Series B Notes will not contain terms with respect to transfer restrictions).

      We will be deemed to accept all the Series A Notes which are validly tendered and not withdrawn when we give oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving Series B Notes from us. If any tendered Series A Notes are not accepted for exchange because of an invalid tender or otherwise, certificates for those Series A Notes will be returned, without expense, to the tendering holder promptly after the expiration date.

      Holders who tender Series A Notes in response to the exchange offer will not be required to pay brokerage commissions or fees or, except as described in the instructions in the letter of transmittal, transfer taxes. We will pay all charges and expenses, other than certain taxes described below, in connection with the exchange offer. See “— Fees and Expenses.”

      A holder who validly withdraws previously tendered Series A Notes will not receive Series B Notes unless the Series A Notes are re-tendered at or prior to 5:00 p.m., New York City time, on the expiration date. Holders will have the right to withdraw previously tendered Series A Notes, until 5:00 p.m. New York City time on the expiration date, unless the Series A Notes have already been accepted for exchange.

Expiration Date; Extension; Termination

      The exchange offer will expire at 5:00 p.m., New York City time, on                          , unless we extend it by notice to the exchange agent. We reserve the right to extend the exchange offer at our discretion. If we extend the exchange offer, the term “expiration date” will mean the time and date on which the exchange offer as extended will expire. We will notify the exchange agent of any extension by oral or written notice and will make a public announcement of any extension not later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Immediately after the expiration date, we will accept all Series A Notes that have been properly tendered and not withdrawn.

Procedures for Tendering Notes

      Only a holder of Series A Notes may tender Series A Notes in response to the exchange offer. To tender Series A Notes, the holder must complete, sign and date the letter of transmittal, or a facsimile of one, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or facsimile of one, together with the Series A Notes (delivered using the procedure for book-entry transfer described below) and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

      Any financial institution that is a participant in DTC’s Book-Entry Transfer Facility System may make book-entry delivery of Series A Notes by causing DTC to transfer the Series A Notes into the exchange agent’s account at DTC in accordance with DTC’s transfer procedure. Because the only outstanding Notes are Global Notes held by DTC, all tenders of Series A Notes must be made in that manner. Even though delivery of Series A Notes is effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal (or a facsimile of one), with any required signature guarantees and any other required documents, must be transmitted to and received or confirmed by the exchange agent at its addresses as set forth under the caption “— Exchange Agent” below prior to 5:00 p.m., New York City time, on the expiration date. Delivery of a document to DTC does not constitute delivery to the exchange agent.

      A tender of Series A Notes by a holder will constitute an agreement by the holder to transfer the Series A Notes to us in exchange for Series B Notes on the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

      The method of delivering the letter of transmittal and any other required documents to the exchange agent is at the election and risk of the holder. It is recommended that holders use overnight or hand delivery services. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration time. No letter of transmittal or Series A Notes should be sent to us. Holders may ask their brokers, dealers, commercial banks, trust companies or nominees to assist them in effecting tenders.

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the Series A Notes are being tendered for the account of an eligible institution. An eligible institution is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program.

      If the letter of transmittal or any Series A Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should so indicate when signing, and we may require that evidence satisfactory to us of their authority to sign be submitted with the letter of transmittal.

      All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Series A Notes will be determined by us in our sole discretion, and that determination will be final and binding. We reserve the right to reject any Series A Notes which are not properly tendered or the acceptance of which we believe might be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Series A Notes, without being required to waive the same defects, irregularities or conditions as to other Series A Notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A Notes must be cured by the expiration date, or by such later time as we may determine. Although we intend to request the exchange agent to notify holders of defects or irregularities with respect to tenders of Series A Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Series A Notes will not be deemed to have been made until all defects and irregularities have been cured or waived. Any Series A Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

      We have the right (subject to limitations contained in the indenture) (1) to purchase or make offers for any Series A Notes that remain outstanding after the expiration date and (2) to the extent permitted by applicable law, to purchase Series A Notes in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

      If the holder is a broker-dealer that will receive Series B Notes for its own account in exchange for Series A Notes that were acquired as result of market-making activities or other trading activities, the holder will, by tendering, acknowledge that it will deliver a prospectus in connection with any resale of those Series B Notes.

Guaranteed Delivery Procedures

      Holders who wish to tender their Series A Notes and (1) whose Series A Notes are not immediately available, or (2) who cannot deliver their Series A Notes or any other required documents to the exchange agent or cannot complete the procedure for book-entry transfer prior to the expiration date, may effect a tender if:

(a) The tender is made through an eligible institution;

(b) Prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand) setting forth the name and address of the eligible holder, and the principal amount of Series A Notes tendered, together with a duly executed letter of transmittal (or a facsimile of one), stating that the tender is being made by that notice of guaranteed delivery and guaranteeing that, within three business days after the expiration date, confirmation of a book-entry transfer into the exchange agent’s account at DTC and any other documents required by the letter of transmittal will be delivered to the exchange agent; and

(c) Confirmation of a book-entry transfer into the exchange agent’s account at DTC and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

      Upon request to the exchange agent, a form of notice of guaranteed delivery will be sent to any holder who may wish to use the guaranteed delivery procedures described above.

Withdrawal of Tenders

      Except as otherwise described below, holders will have the right to withdraw previously tendered Series A Notes until 5:00 p.m. New York City time on the expiration date, unless the Series A Notes have already been accepted for exchange.

      To withdraw a tender of Series A Notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, and before the Series A Notes we have accepted for exchange. Any notice of withdrawal must (i) specify the name of the person who deposited the Series A Notes to be withdrawn, (ii) identify the Series A Notes to be withdrawn (including the principal amounts of the Series A Notes), (iii) be signed by the depositor in the same manner as the signature on the letter of transmittal by which the Series A Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the Series A Notes into the name of the person who withdraws the tender, and (iv) specify the name in which the withdrawn Series A Notes are to be registered, if different from that of the depositor. All questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices will be determined by us in our sole discretion, and that determination will be final and binding on all parties. Any Series A Notes which are withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no Series B Notes will be issued with respect to those Series A Notes unless they are validly re-tendered. Any Series A Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Series A Notes may be re-tendered at any time prior to the expiration date.

Fees and Expenses

      We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation of tenders is being made by mail. However, solicitations also may be made by facsimile, telephone or in person by officers and regular employees of ours and our affiliates.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the Series A Notes and in handling or forwarding tenders for exchange. We will pay the other expenses incurred in connection with the exchange offer, including fees and expenses of the trustee, accounting and legal fees and printing costs.

      We will pay all transfer taxes, if any, applicable to the exchange of Series A Notes for Series B Notes pursuant to the exchange offer. If, however, Series B Notes or Series A Notes for principal amounts which are not tendered or accepted for exchange are to be issued in the name of a person other than the registered holder of the Series A Notes that are tendered, or if tendered Series A Notes are registered in the name of a person other than the person who signs the letter of transmittal, or if a transfer tax is imposed for any other reason, other than the exchange of Series A Notes for Series B Notes pursuant to the exchange offer, the tendering holder must pay the transfer taxes (whether imposed on the registered holder or on any other person). Unless satisfactory evidence of payment of transfer taxes or exemption from the need to pay them is submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder. We may refuse to issue Series B Notes in exchange for Series A Notes, or to return Series A Notes which are not exchanged, until we receive evidence satisfactory to us that any transfer taxes payable by the holder have been paid.

Material Federal Income Tax Considerations

      The exchange of the Series A Notes for the Series B Notes in the exchange offer should not constitute an exchange for federal income tax purposes. Consequently, (1) no gain or loss should be realized by a U.S. Holder upon receipt of a Series B Note; (2) the holding period of the Series B Note should include the holding period of the Series A Note for which it is exchanged; and (3) the adjusted tax basis of the Series B Note should be the same as the adjusted tax basis of the Series A Note for which it is exchanged, immediately before the exchange. Even if the exchange of a Series A Note for a Series B Note were treated as an exchange, the exchange should constitute a tax-free recapitalization for federal income tax purposes. Accordingly, a Series B Note should have the same issue price as a Series A Note and a U.S. Holder should have the same adjusted basis and holding period in the Series B Note as it had in the Series A Note immediately before the exchange. A “U.S. Holder” means a person who is, for United States federal income tax purposes, (1) a citizen or resident of the United States; (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States; or (3) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Accounting Treatment

      The Series B Notes will be recorded in our accounting records at the same carrying value as the Series A Notes. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. We will expense the costs of the exchange offer to operations as incurred.

Exchange Agent

      J.P. Morgan Trust Company, National Association, has been appointed as exchange agent for the exchange offer. All correspondence in connection with the exchange offer and the consent and letter of transmittal should be addressed to the exchange agent, as follows:

By Registered Mail, Certified Mail or Overnight
By Facsimile:	Courier:
Fax number: (214) 468-6494 Attention: Frank Ivins Confirm by telephone: (800) 275-2048	J.P. Morgan Trust Company, National Association, as Exchange Agent Institutional Trust Services 2001 Bryan Street, 9th Floor Dallas, TX 75201 Attention: Frank Ivins

      Requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent.

DESCRIPTION OF NOTES

      We issued the Series A Notes, and we will issue the Series B Notes under an indenture dated as of August 12, 2004 (the “Indenture”) between us and J.P. Morgan Trust Company, National Association, as trustee (the “Trustee”). We have summarized in this section the principal terms of the Notes and the Indenture under which they were issued. This summary is not complete. You should read the Indenture and the Notes for additional information before you decide to exchange Series B Notes for Series A Notes because they, and not this description, define your rights as holders of the Series B Notes. You may request copies of these documents at our address shown under the caption “Incorporation by Reference” on page 34 of this prospectus. The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the “TIA”). Any Series A Notes that remain outstanding after the completion of the Exchange Offer, together with the Series B Notes, will be treated as a single class of securities under the Indenture. Capitalized terms used but not defined in this section have the meanings specified in the indenture. For purposes of this “Description of Notes,” “we,” “our” or “us” refers to Lennar Corporation and does not include our subsidiaries except in references to financial data determined on a consolidated basis.

General

      The Notes will be our direct, unsecured obligations and will rank equal in right of payment by us with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes will be issued in denominations of $1,000 principal amount and integral multiples of that amount and will be payable, and may be presented for registration of transfer and exchange, without service charge, at the Trustee’s office in New York, New York.

      The Notes are limited in aggregate principal amount to $250,000,000, but we may, without consent of the Holders, “reopen” the Notes and issue additional notes at any time on the same terms and conditions and with the same CUSIP number as the Notes we offer by this prospectus. The Notes will mature on September 1, 2014. Interest on the Notes will accrue at 5.50% per annum and will be payable semi-annually on March 1 and September 1 of each year, commencing March 1, 2005; provided that if any interest payment date (other than an interest payment date that falls on the maturity date or on a redemption date) is not a Business Day, then the interest payment date will be postponed until the first following Business Day. If the interest payment date falling on the maturity date or on a redemption date is not a Business Day, then the interest payment due on that date will be paid on the next Business Day and no additional interest will accrue.

      We will pay interest to the persons in whose names the Notes are registered at the close of business 15 calendar days before the interest payment date; provided that the interest payable at the maturity date or on a redemption date will be paid to the person to whom principal is payable.

      Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. There is no sinking fund applicable to the Notes.

      In connection with the Notes, we have not agreed to any financial covenants or any restrictions on the payment of dividends or the issuance or repurchase of our securities. We have agreed to no covenants or other provisions to protect Holders (as defined below) of the Notes in the event of a highly leveraged transaction or a change in control transaction.

Redemption at Our Option

      We may, at our option, redeem the Notes in whole or in part from time to time, on at least 30 but not more than 60 days’ prior notice, at a redemption price equal to the greater of:

•	100% of their principal amount, and

•	the present value of the Remaining Scheduled Payments (as defined below) on the Notes being redeemed, discounted to the date of redemption, on a semiannual basis, at the Treasury Rate plus 20 basis points (0.20%).

      We will also pay accrued interest on the Notes being redeemed to the date of redemption. In determining the redemption price and accrued interest, interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

      If money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed is deposited with the Trustee on or before the redemption date, on and after the redemption date interest will cease to accrue on the Notes (or such portions thereof) called for redemption and such Notes will cease to be outstanding.

      “Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

      “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such price on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

      “Reference Treasury Dealer” means (A) Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (B) and other Primary Treasury Dealer(s) selected by us.

      “References Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

      “Remaining Schedule Payments” means, with respect to any Note, the remaining scheduled payments of the principal (or the portion) thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

      “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Guarantees

      Each of the guarantors will unconditionally guarantee on a joint and several basis all of our obligations under the Notes, including our obligations to pay principal, premium, if any, and interest with respect to the Notes. The guarantees will be general unsecured obligations of the guarantors and will rank pari passu with all existing and future unsecured indebtedness of the guarantors that is not, by its terms, expressly subordinated in right of payment to the guarantees or other senior Indebtedness of the guarantors. The obligations of each guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such guarantor and after giving effect to any collections from or payments made by or on behalf of any other guarantor in respect of the obligations of such other guarantor under its guarantee or pursuant to its contribution obligations under the indenture, will result in the obligations of such guarantor under its guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each guarantor that makes a payment or distribution under a guarantee shall be entitled to a contribution from each other guarantor in an amount pro rata, based on the net assets of each guarantor, determined in accordance with United States generally accepted accounting principles, or GAAP.

      The Indenture will require that each of our existing and future subsidiaries (other than any foreign subsidiary and any finance company subsidiary) that guarantees any of our Indebtedness, or guarantees obligations of any other subsidiary as a guarantor of our Indebtedness, (other than guarantees by subsidiaries of U.S. Home Corporation (one of our subsidiaries) solely of U.S. Home’s obligations under its Senior Secured Credit Facilities) be a guarantor. The guarantee of the Notes by a subsidiary will be suspended, and that subsidiary will not be a guarantor and will not have any obligations with regard to the Notes, during any period when the principal amount of our (i.e. Lennar Corporation’s) obligations or any Restricted Subsidiary’s obligations with regard to our (i.e. Lennar Corporation’s) obligations, in each case other than the Notes and any other debt obligations containing provisions similar to this, that the subsidiary is guaranteeing totals less than $75 million.

      The Indenture will provide that if all or substantially all of the assets of any guarantor or all of the capital stock of any guarantor is sold (including by consolidation, merger, issuance or otherwise) or disposed of (including by liquidation, dissolution or otherwise) by us or any of our Subsidiaries, then such guarantor or the Person acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such guarantor) shall be deemed automatically and unconditionally released and discharged from any of its obligations under the indenture without any further action on the part of the Trustee or any Holder of the Notes.

Certain Covenants

      Limitation on Liens. We will not, nor will we permit any Subsidiary to, create, assume, incur or suffer to exist any Lien upon any of our or its properties, whether owned on the date of original issuance of the Notes (“Issue Date”) or thereafter acquired, unless:

•	if such Lien secures Indebtedness ranking equal in right of payment with the Notes, then the Notes are secured on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien;

•	if such Lien secures Indebtedness which is subordinated to the Notes, then the Notes are secured and the Lien securing such Indebtedness is subordinated to the Lien granted to the Holders of the Notes to the same extent as such Indebtedness is subordinated to the Notes; or

•	such Lien is a Permitted Lien (as defined below).

      The following Liens are “Permitted Liens”:

•	Liens on property of a Person existing at the time such Person is merged into or consolidated with or otherwise acquired by us or any Restricted Subsidiary, provided that such Liens were in existence prior to, and were not created in contemplation of, such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with us or any Restricted Subsidiary;

•	Liens on property existing at the time of acquisition thereof by us or any Restricted Subsidiary; provided that such Liens were in existence prior to, and were not created in contemplation of, such acquisition and do not extend to any assets other than the property acquired;

•	Liens imposed by law such as carriers’, warehouseman’s or mechanics’ Liens, and other Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

•	Liens incurred in connection with pollution control, industrial revenue, water, sewage or any similar bonds;

•	Liens securing Indebtedness representing, or incurred to finance, the cost of acquiring, constructing or improving any assets, provided that the principal amount of such Indebtedness does not exceed 100% of such cost, including construction charges;

•	Liens securing Indebtedness (A) between a Restricted Subsidiary and us, or (B) between Restricted Subsidiaries;

•	Liens incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate impair in any material respect the use of property in the operation of our business taken as a whole;

•	pledges or deposits under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to which Lennar or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of us or of any Restricted Subsidiary or deposits for the payment of rent, in each case incurred in the ordinary course of business;

•	Liens granted to any bank or other institution on the payments to be made to such institution by us or any Subsidiary pursuant to any interest rate swap or similar agreement or foreign currency hedge, exchange or similar agreement designed to provide protection against fluctuations in interest rates and currency exchange rates, respectively, provided that such agreements are entered into in, or are incidental to, the ordinary course of business;

•	Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set off or similar rights and remedies;

•	Liens arising from the Uniform Commercial Code financing statements regarding leases;

•	Liens securing indebtedness incurred to finance the acquisition, construction, improvement, development or expansion of a property which is given within 180 days of the acquisition, construction, improvement, development or expansion of such property and which is limited to such property;

•	Liens incurred in connection with Non-Recourse Indebtedness;

•	Liens existing on the Issue Date;

•	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

•	Liens securing refinancing Indebtedness; provided that any such Lien does not extend to or cover any property or assets other than the property or assets securing Indebtedness so refunded, refinanced or extended;

•	easements, rights-of-way and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from our properties subject thereto; and

•	any extensions, substitutions, modifications, replacements or renewals of the Permitted Liens described above.

      Notwithstanding the foregoing, we may, and any Restricted Subsidiary may, create, assume, incur or suffer to exist any Lien upon any of our properties or assets without equally and ratably securing the Notes if the aggregate amount of all Indebtedness then outstanding secured by such Lien and all other Liens which are not Permitted Liens, together with the aggregate net sales proceeds from all Sale-Leaseback Transaction which are not Permitted Sale Leaseback Transactions (as defined below), does not exceed 20% of Total Consolidated Stockholders’ Equity.

      Sale and Leaseback Transactions. We will not, nor will we permit any Restricted Subsidiary to, enter into any Sale-Leaseback Transaction, except for any of the following “Permitted Sale-Leaseback Transactions”:

•	a Sale-Leaseback Transaction involving the leasing by us or any Restricted Subsidiary of model homes in our communities;

•	a Sale-Leaseback Transaction relating to a property which occurs within 180 days from the date of acquisition of such property by us or a Restricted Subsidiary or the date of the completion of construction or commencement of full operations on such property, whichever is later;

•	a Sale-Leaseback Transaction where we, within 365 days after such Sale-Leaseback Transaction, apply or cause to be applied to the retirement of our or any Restricted Subsidiary’s Funded Debt (other than our Funded Debt which by its terms or the terms of the instrument pursuant to which it was issued is subordinate in right of payment to the Notes) proceeds of the sale of such property, but only to the extent of the amount of proceeds so applied;

•	a Sale-Leaseback Transaction where we or our Restricted Subsidiaries would, on the effective date of the relevant sale or transfer, be entitled, pursuant to the indenture, to issue, assume or guarantee Indebtedness secured by a Lien upon the relevant property at least equal in amount to the then present value (discounted at the actual rate of interest of the Sale-Leaseback Transaction) of the obligation for the net rental payments in respect of such Sale-Leaseback Transaction without equally and ratably securing the Notes;

•	a Sale-Leaseback Transaction between (A) Lennar and a Restricted Subsidiary or (B) between Restricted Subsidiaries, so long as the lessor is Lennar or a wholly-owned Restricted Subsidiary; or

•	a Sale-Leaseback Transaction which has a lease of no more than three years in length.

      Notwithstanding the foregoing provisions, we may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction involving any real or tangible personal property which is not a Permitted Sale-Leaseback Transaction, provided that the aggregate net sales proceeds from all Sale-Leaseback Transactions which are not Permitted Sale-Leaseback Transactions, together with all Indebtedness secured by Liens other than Permitted Liens, does not exceed 20% of Total Consolidated Stockholders’ Equity.

Compliance Certificate

      We must deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate as to the signer’s knowledge of our compliance with all conditions and our covenants in the indenture. The Officers’ Certificate also must state whether or not the signer knows of any Default or Event of Default. If the signer knows of such a Default or Event of Default, the Officers’ Certificate must describe the Default or Event of Default and the efforts to remedy it. For the purposes of this provision of the indenture, compliance is determined without regard to any grace period or requirement of notice under the indenture.

Events of Default and Remedies

      The following are Events of Default under the indenture:

•	if we fail to pay any interest on the Notes continuing for 30 days after it was due;

•	if we fail to pay any principal or redemption price due with respect to the Notes;

•	our or any Restricted Subsidiary’s failure to fulfill an obligation to pay Indebtedness for borrowed money (other than Indebtedness which is non-recourse to us or any Restricted Subsidiary), which such failure shall have resulted in the acceleration of, or be a failure to pay at final maturity, Indebtedness aggregating more than $50 million;

•	our failure to perform any other covenant or warranty in the indenture, continued for 30 days after written notice as provided in the indenture;

•	final judgments or orders are rendered against us or any Restricted Subsidiary which require the payment by us or any Restricted Subsidiary of an amount (to the extent not covered by insurance) in excess of $50 million and such judgments or orders remain unstayed or unsatisfied for more than 60 days and are not being contested in good faith by appropriate proceedings; and

•	certain events of bankruptcy, insolvency or reorganization with respect to us or any Restricted Subsidiary.

      If an Event of Default has occurred and is continuing, the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal amount of the Notes then outstanding and interest, if any, accrued thereon to be due and payable immediately. However, if we cure all defaults (except the nonpayment of the principal and interest due on any of the Notes that have become due by acceleration) and certain other conditions in the indenture are met, with certain exceptions, such declaration may be annulled and past defaults may be waived by the Holders of a majority of the principal amount of the Notes then outstanding. In the case of certain events of bankruptcy or insolvency, the principal amount of the Notes will automatically become and be immediately due and payable.

      Within 90 days after a Trust Officer (as defined in the indenture) has knowledge of the occurrence of a Default or any Event of Default, the Trustee must mail to all Holders notice of all Defaults or Events of Default known to a Trust Officer, unless such Default or Event of Default is cured or waived before the giving of such notice. However, except in the case of a payment default on any of the Notes, the Trustee will be protected in withholding such notice if and so long as a trust committee of directors and/or officers of the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders.

      The Holders of a majority in principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee with regard to the Notes, subject to certain limitations specified in the indenture.

Modifications of the Indenture

      With the consent of the Holders of not less than a majority in principal amount of the Notes at the time outstanding, we and the Trustee may modify the indenture or any supplemental indenture or the rights of the Holders of the Notes. However, without the consent of each Holder of Notes which is affected, we cannot:

•	extend the fixed maturity of any Note;

•	reduce the rate or extend the time for the payment of interest;

•	reduce the principal amount of any Note or the redemption price;

•	impair the right of a Holder to institute suit for the payment thereof; or

•	change the currency in which the Notes are payable.

      In addition, without the consent of the Holders of all of the Notes then outstanding, we cannot reduce the percentage of Notes the Holders of which are required to consent to any such supplemental indenture.

Global Securities

      The Series B Notes will be issued in the form of one or more global securities (“Global Securities”) that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary”). Interests in the Global Securities will be issued only in denominations of $1,000 principal amount or integral multiples of that amount. Unless and until it is exchanged in whole or in part for securities in definitive form, a Global Security may not be transferred except as a whole to a nominee of the Depositary for such Global Security, or by a nominee of the Depositary to the Depositary or another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

Book-Entry System

      Initially, the Notes have been registered in the name of Cede & Co., the nominee of the Depositary. Accordingly, beneficial interests in the Notes are shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants.

      The Depositary has advised us as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the United States Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants (“Direct Participants”) deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in such Direct Participants’ accounts, eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary’s book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the SEC.

      Payments on the Notes registered in the name of the Depositary’s nominee will be made in immediately available funds to the Depositary’s nominee as the registered owner of the Global Securities. We and the Trustee will treat the Depositary’s nominee as the owner of such Notes for all other purposes as well. Therefore, neither we, the Trustee nor any paying agent has any direct responsibility or liability for the payment of any amount due on the Notes to owners of beneficial interests in the Global Securities. It is the Depositary’s current practice, upon receipt of any payment, to credit Direct Participants’ accounts on the payment date according to their respective holdings of beneficial interests in the Global Securities as shown on the Depositary’s records unless the Depositary has reason to believe that it will not receive payment. Payments by Direct and Indirect Participants to owners of beneficial interests in the Global Securities will be governed by standing instructions and customary practices, as is the case with Securities held for the accounts of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such Direct and Indirect Participants and not of the Depositary, the Trustee or us.

      Notes represented by a Global Security will be exchangeable for Notes in definitive form of like tenor in authorized denominations only if:

•	the Depositary notifies us that it is unwilling or unable to continue as Depositary;

•	the Depositary ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

•	we, in our discretion, determine not to require all of the Notes to be represented by a Global Security and notify the Trustee of our decision.

Same-Day Settlement and Payment

      So long as the Depositary continues to make its Same-Day Funds Settlement System available to us, all payments on the Notes will be made by us in immediately available funds.

      Secondary trading in long-term notes and debentures of corporate issues is generally settled in clearing-house or next-day funds. In contrast, the Notes will trade in the Depositary’s Same-Day Funds Settlement System until maturity; therefore, the Depositary will require that trades be settled in immediately available funds.

Concerning the Trustee

      J.P. Morgan Trust Company, National Association, is the Trustee under the Indenture and has been appointed by us as the initial paying agent, registrar and custodian with regard to the Notes. We may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business. The Trustee serves as the trustee for our other outstanding public debt securities. The Trustee and its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business. J.P. Morgan Securities Inc., as a purchaser of the Series A Notes, is an affiliate of the Trustee.

Discharge of the Indenture

      We may satisfy and discharge our obligations under the indenture with respect to the Notes by:

•	delivering to the Trustee for cancellation all outstanding Notes; or

•	depositing with the Trustee, after all outstanding Notes have become due and payable (or are by their terms to become due and payable within one year), whether at stated maturity, or otherwise, cash sufficient to pay all of the outstanding Notes and paying all other sums payable under the indenture by us with respect to the Notes.

      Upon the deposit of such funds with the Trustee, the indenture will, with certain limited exceptions, cease to be of further effect with respect to the Notes. The rights that would continue following the deposit of those funds with the Trustee are:

•	the remaining rights of registration of transfer, substitution and exchange of the Notes;

•	the rights of Holders under the indenture to receive payments due with respect to the Notes and the other rights, duties and obligations of Holders, as beneficiaries with respect to the amounts, if any, so deposited with the Trustee; and

•	the rights, obligations and immunities of the Trustee under the indenture.

Certain Definitions

      The following are definitions of certain of the terms used in the Indenture and in this description of the Notes.

      “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday which is not a legal holiday in New York, New York.

      “Consolidated Net Tangible Assets” means the total amount of assets which would be included on a consolidated balance sheet of Lennar and the Restricted Subsidiaries under GAAP (less applicable reserves and other properly deductible items) after deducting therefrom:

      (A) all short-term liabilities, i.e., liabilities payable by their terms less than one year from the date of determination and not renewable or extendable at the option of the obligor for a period ending more than one year after such date, and liabilities in respect of retiree benefits other than pensions for which the Restricted Subsidiaries are required to accrue pursuant to Statement of Financial Accounting Standards No. 106;

      (B) investments in subsidiaries that are not Restricted Subsidiaries; and

      (C) all assets reflected on our balance sheet as the carrying value of goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other intangible assets.

      “Default” means any event which upon the giving of notice or the passage of time, or both, would be an Event of Default.

      “Funded Debt” of any Person means all Indebtedness for borrowed money created, incurred, assumed or guaranteed in any manner by such person, and all Indebtedness, contingent or otherwise, incurred or assumed by such person in connection with the acquisition of any business, property or asset, which in each case matures more than one year after, or which by its terms is renewable or extendible or payable out of the proceeds of similar Indebtedness incurred pursuant to the terms of any revolving credit agreement or any similar agreement at the option of such person for a period ending more than one year after the date as of which Funded Debt is being determined. However, Funded Debt shall not include:

•	any Indebtedness for the payment, redemption or satisfaction of which money (or evidences of indebtedness, if permitted under the instrument creating or evidencing such indebtedness) in the necessary amount shall have been irrevocably deposited in trust with a trustee or proper depository either on or before the maturity or redemption date thereof;

•	any Indebtedness of such person to any of its subsidiaries or of any subsidiary to such person or any other subsidiary; or

•	any Indebtedness incurred in connection with the financing of operating, construction or acquisition projects, provided that the recourse for such indebtedness is limited to the assets of such projects.

      “Holder” means a Person in whose name a Note is registered on the Registrar’s books.

      “Indebtedness” means, with respect to us or any Subsidiary, and without duplication:

(a) the principal of and premium, if any, and interest on, and fees, costs, enforcement expenses, collateral protection expenses and other reimbursement or indemnity obligations in respect to all our or any Subsidiary’s indebtedness or obligations to any Person, including but not limited to banks and other lending institutions, for money borrowed that is evidenced by a note, bond, debenture, loan agreement, or similar instrument or agreement (including purchase money obligations with original maturities in excess of one year and noncontingent reimbursement obligations in respect of amounts paid under letters of credit);

(b) all our or any Subsidiary’s reimbursement obligations and other liabilities (contingent or otherwise) with respect to letters of credit, bank guarantees or bankers’ acceptances;

(c) all obligations and liabilities (contingent or otherwise) in respect of our or any Subsidiary’s leases required, in conformity with generally accepted accounting principles, to be accounted for as capital lease obligations on our balance sheet;

(d) all our or any Subsidiary’s obligations (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(e) all direct or indirect guaranties or similar agreements by us or any Subsidiary in respect of, and our or such Subsidiary’s obligations or liabilities (contingent or otherwise) to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (d);

(f) any indebtedness or other obligations, excluding any operating leases we or any Subsidiary is currently (or may become) a party to described in clauses (a) through (d) secured by any Lien existing on property which is owned or held by us or such Subsidiary, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by us or such Subsidiary; and

(g) any and all deferrals, renewals, extensions and refinancing of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (f).

      “Lien” means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind.

      “Non-Recourse Indebtedness” means any of our or any Restricted Subsidiary’s Indebtedness for which the holder of such Indebtedness has no recourse, directly or indirectly, to us or such Restricted Subsidiary for the principal of, premium, if any, and interest on such Indebtedness, and for which we are not or such Restricted Subsidiary is not, directly or indirectly, obligated or otherwise liable for the principal of, premium, if any, and interest on such Indebtedness, except pursuant to mortgages, deeds of trust or other security interests or other recourse, obligations or liabilities, in respect of specific land or other real property interests of us or such Restricted Subsidiary securing such indebtedness; provided, however, that recourse, obligations or liabilities solely for indemnities, covenants or breach of warranty representations or covenants in respect of Indebtedness will not prevent that Indebtedness from being classified as Non-Recourse Indebtedness.

      “Officers’ Certificate” when used with respect to us means a certificate signed by two of our officers (as specified in the indenture), each such certificate will comply with Section 314 of the TIA and include the statements required under the indenture.

      “Paying Agent” means the office or agency designated by us where the Notes may be presented for payment.

      “Person” means any individual, corporation, partnership, joint venture, joint-stock company, trust, unincorporated organization or government or any government agency or political subdivision.

      “Restricted Subsidiary” means any guarantor.

      “Sale-Leaseback Transaction” means a sale or transfer made by us or a Restricted Subsidiary of any property which is either (A) a manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination, or (B) another property (not including a model home) which exceeds 5% of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to Lennar or a Restricted Subsidiary.

      “Senior Credit Facilities” means the senior credit facilities dated as of May 3, 2000, as amended and restated through May 27, 2004 between Lennar and Bank One, National Association, as administrative agent and the other lenders party thereto.

      “Subsidiary,” means (1) a corporation or other entity of which a majority in voting power of the stock or other interests is owned by us, by a Subsidiary or by us and one or more Subsidiaries or (2) a partnership, of which we or any Subsidiary is the sole general partner.

      “Total Consolidated Stockholders’ Equity” means, with respect to any date of determination, our total consolidated stockholders’ equity as shown on the most recent consolidated balance sheet that is contained or incorporated in the latest annual report on Form 10-K (or equivalent report) or quarterly report on Form 10-Q (or equivalent report) filed with the SEC, and is as of a date not more than 181 days prior to the date of determination, in the case of the consolidated balance sheet contained or incorporated in an annual report on

Form 10-K, or 135 days prior to the date of determination, in the case of the consolidated condensed balance sheet contained in a quarterly report on Form 10-Q.

      “U.S. Government Obligations” means direct obligation of, and obligations guaranteed by, the United States of America for the payment of which the full faith and credit of the United States of America is pledged.

BOOK ENTRY, DELIVERY AND FORM

      The certificates representing the Series B Notes will be issued in fully registered form. The Series B Notes initially will be represented by a single, permanent global note, in definitive, fully registered form without interest coupons (the “Global Note”) and will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as DTC’s nominee.

      Upon the issuance of a Global Note, DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the Series B Notes represented by such Global Note that are received by such persons in the exchange offer. Ownership of beneficial interests in a Global Note will be limited to persons that have accounts with DTC (“participants”) or persons that may hold interests through participants. Any person acquiring an interest in a Global Note through an offshore transaction may hold such interest through Clearstream (formerly known as Cedel) or Euroclear. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in such Global Note other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

      Payment of principal of and interest on Series B Notes represented by a Global Note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Series B Notes represented thereby for all purposes under the indenture. We have been advised by DTC that upon receipt of any payment of principal of or interest on any Global Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Note as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants.

      A Global Note may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Note is exchangeable for certificated Series B Notes only if (a) DTC notifies us that it is unwilling or unable to continue as a depositary for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (b) we in our discretion at any time determine not to have all the Series B Notes represented by such Global Note, or (c) there shall have occurred and be continuing a default or an event of default with respect to the Series B Notes represented by such Global Note. Any Global Note that is exchangeable for certificated Series B Notes pursuant to the preceding sentence will be exchanged for certificated Series B Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated Series B Notes, (a) certificated Series B Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (b) payment of principal of, and premium, if any, and interest on, the certificated Series B Notes will be payable, and the transfer of the certificated Series B Notes will be registerable, at our office or agency maintained for such purposes and (c) no service charge will be made for any registration of transfer or exchange of the certificated Series B Notes, although we may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

      So long as DTC or any successor depositary for a Global Note, or any nominee, is the registered owner of such Global Note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Series B Notes represented by such Global Note for all purposes under the indenture and the Series B Notes. Except as set forth above, owners of beneficial interests in a Global Note will not be entitled to have the Series B Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Series B Notes in definitive form and will not be considered to be the owners or holders of any Series B Notes under such Global Note. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC or any successor depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

      DTC has advised us that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose accounts the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

      DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the Trustee nor the initial purchasers will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

SALES OF SERIES B NOTES RECEIVED BY BROKER-DEALERS

      Each broker-dealer that receives Series B Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with sales of Series B Notes received in exchange for Series A Notes which were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business on the first anniversary of the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until March   , 2005, all dealers effecting transactions in the Series B Notes may be required to deliver a prospectus.

      We will not receive any proceeds from any sale of Series B Notes by broker-dealers. Series B Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series B Notes or a combination of those methods of resale, at prices which may or may not be based upon market prices prevailing at the time of the sale. Any such sale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer and/or the purchasers of the Series B Notes. Any broker-dealer that sells Series B Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Series B Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit from sale of the Series B Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation. The letter of transmittal states that a broker-dealer will not, by delivering a prospectus, be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Series A Notes, other than commissions or concessions of any brokers or dealers, and we will indemnify the holders of the Series A Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      Clifford Chance US LLP, New York, New York, is passing on the validity of the Series B Notes for us.

EXPERTS

      The consolidated financial statements and the related financial statement schedule of Lennar Corporation and subsidiaries for the year ended November 30, 2003, incorporated in this prospectus by reference from Lennar Corporation’s Current Report on Form 8-K/A dated October 28, 2004, and from Lennar Corporation’s Annual Report on Form 10-K for the year ended November 30, 2003, respectively, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement and the exhibits and schedules to it. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with it we file periodic reports and other information with the SEC relating to our business, financial statements and other matters. The registration statement, its schedules and exhibits and the periodic reports and other information filed by us with the SEC are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s Internet website at http://www.sec.gov. In addition, you can read and copy our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      Our obligations under the Exchange Act to file periodic reports and other information with the SEC may be suspended, under certain circumstances, if our Common Stock is held of record by fewer than 300 holders at the beginning of any fiscal year and is not listed on a national securities exchange. We have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the Notes remain outstanding we will furnish to the holders of the Notes upon request, and if required by the Exchange

Act, file with the SEC, all annual, quarterly and current reports that we are or would be required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. In addition, we have agreed that, as long as any of the Series A Notes remain outstanding, we will make the information required by Rule 144A(d)(4) under the Securities Act available to any prospective purchaser of Series A Notes or beneficial owner of Series A Notes in connection with a sale of them.

INCORPORATION BY REFERENCE

      We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we close this exchange offering.

      We incorporate by reference:

(a) our Annual Report on Form 10-K for the fiscal year ended November 30, 2003 (except for Note 17, which was revised in our Current Report on Form 8-K dated August 24, 2004, as amended on October 28, 2004);

(b) our Quarterly Reports on Form 10-Q for the quarters ended February 29, 2004, May 31, 2004 and August 31, 2004; and

(c) our Current Reports on Form 8-K dated March 16, 2004 (except for Item 12, which information was furnished and is not deemed incorporated into any of our filings under the Securities Act of 1933), April 22, 2004, May 26, 2004, August 24, 2004, October 28, 2004, December 1, 2004 and December 16, 2004.

      You may request copies of these filings, at no cost, by writing us at the following address:

Lennar Corporation

700 Northwest 107th Avenue
Miami, Florida 33172
Attn: Director of Investor Relations

      No dealer, salesperson, or other person has been authorized to give any information or to make any representations in connection with the offer made by this prospectus other than those contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by Lennar. This prospectus does not constitute an offer to exchange or the solicitation of an offer to exchange any security other than those to which it relates, nor does it constitute an offer to exchange, or the solicitation of an offer to exchange, to any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the company since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.

$250,000,000

Lennar Corporation

Offer to exchange Series B

5.50% Senior Notes due 2014,
for any and all
outstanding Series A
5.50% Senior Notes due 2014

PROSPECTUS
Date January   , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification Of Directors And Officers.

      Section 145 of the Delaware General Corporation Law (“DGCL”) empowers us to indemnify, subject to certain limitations, any person in connection with any action, suit or proceeding brought before or threatened by reason of the fact that the person was a director, officer, employee or agent of ours, or is or was serving as such with respect to another entity at our request. The DGCL also permits us to purchase insurance covering our directors, officers, employees and agents, even if its coverage includes matters for which we could not indemnify our directors or officers.

      Our bylaws provide for the indemnification by us of each of our directors and officers to the fullest extent permitted by applicable law.

Item 21.	Exhibits And Financial Statement Schedules.

1.1	Form of Articles of Incorporation used (with variations) by registrants that are incorporated in Arizona*
1.2	Form of Articles of Incorporation used (with variations) by registrants that are incorporated in California*
1.3	Form of Articles of Incorporation used (with variations) by registrants that are incorporated in Colorado*
1.4	Form of Certificate of Incorporation used (with variations) by registrants that are incorporated in Delaware*
1.5	Form of Articles of Incorporation used (with variations) by registrants that are incorporated in Florida*
1.6	Form of Articles of Incorporation used (with variations) by registrants that are incorporated in Illinois*
1.7	Form of Articles of Incorporation used (with variations) by registrants that are incorporated in Maryland*
1.8	Form of Articles of Incorporation used (with variations) by registrants that are incorporated in Minnesota*
1.9	Form of Articles of Incorporation used (with variations) by registrants that are incorporated in Nevada*
1.10	Form of Articles of Incorporation used (with variations) by registrants that are incorporated in New Jersey*
1.11	Form of Certificate of Incorporation used (with variations) by registrants that are incorporated in New York*
1.12	Form of Articles of Incorporation used (with variations) by registrants that are incorporated in North Carolina*
1.13	Form of Articles of Incorporation used (with variations) by registrants that are incorporated in Texas*
1.14	Form of Articles of Incorporation used (with variations) by registrants that are incorporated in Virginia*
1.15	Form of Articles of Incorporation used (with variations) by registrants that are incorporated in Washington*
1.16	Form of Articles of Incorporation used (with variations) by registrants that are incorporated in West Virginia*
1.17	Form of Limited Liability Company Agreement used (with variations) for a Limited Liability Company with a Board of Managers*

1.18	Form of Limited Liability Company Agreement used (with variations) for a Limited Liability Company with a Managing Member*
2.1	Form of By-Laws used (with variations) by registrants that are incorporated in Arizona, California, Colorado, Delaware, Florida, Illinois, Maryland, Minnesota, Nevada, New Jersey, New York, North Carolina, Texas, Virginia, Washington, and West Virginia*
4.1	Indenture, dated as of August 12, 2004 between the Company and J.P. Morgan Trust Company, National Association, as trustee, including Form of 144A 5.50% Senior Note dated August 12, 2004, made by Lennar Corporation with principal amount of $250,000,000*
4.2	Registration Rights Agreement dated August 12, 2004 among Lennar Corporation and the Guarantors named therein as Issuers and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, Calyon Securities (USA) Inc., Deutsche Bank Securities Inc., Wachovia Capital Markets, LLC, BNP Paribas Securities Corp., Comerica Securities, Inc., Greenwich Capital Markets, Inc. and SunTrust Capital Markets, Inc. as Initial Purchasers of the 5.50% Senior Notes due 2014*
5.1	Opinion of Clifford Chance US LLP (counsel)
10.1	Third Amended and Restated Credit Agreement, dated May 27, 2004, by and among Lennar Corporation and the Lenders named therein*
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges*
21.1	List of subsidiaries (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended November 30, 2003)*
23.1	Consent of Clifford Chance US LLP (counsel)(included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP (independent registered public accounting firm)
24.1	Power of Attorney (included in signature page)
25.1	Statement of Eligibility of Trustee*
99.5	Form of Letter of Transmittal*
99.6	Form of Notice of Guaranteed Delivery*
99.7	Form of Exchange Agent Agreement*

*	Previously filed

Item 22.	Undertakings.

      (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (c) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (d) The undersigned registrants hereby undertake:

(i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(ii) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(iii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iv) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (e) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (g) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4/A and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miami, state of Florida, on January 21, 2005.

LENNAR CORPORATION

By:	/s/ Stuart A. Miller

Name: Stuart A. Miller
Title: President and Chief Executive Officer

      The following direct and indirect subsidiaries of registrant may guarantee the debt securities and co-registrants under this registration statement:

Name of Co-Registrant

Acme Water Supply & Management Company
Aquaterra Utilities, Inc.
Asbury Woods L.L.C.
Avalon-Sienna III, L.L.C.
B. Andrews & Co., Inc.
Barnsboro Associates, LLC
Bayhome USH, Inc.
Bella Oaks L.L.C.
Bennetts Village LLC
Bickford Holdings, LLC
Boca Greens, Inc.
Boca Isles South Club, Inc.
Boggy Creek USH, Inc.
Bramalea California, Inc.
Bramalea California Properties, Inc.
Bramalea California Realty, Inc.
Brazoria County LP, Inc.
Brewer Baseline Investors, LLC
Builders Acquisition Corp.
Builders LP, Inc.
Cambria L.L.C.
Cantera Village L.L.C.
Cary Woods L.L.C.
Claremont Ridge L.L.C.
Claridge Estates L.L.C.
Clodine-Bellaire LP, Inc.
Club Pembroke Isles, Inc.
Club Tampa Palms, Inc.
Colonial Heritage LLC
Concord at Meadowbrook L.L.C.
Concord at Pheasant Run Trails L.L.C.
Concord at Ravenna L.L.C.
Concord at Zurich Village L.L.C.
Concord City Centre L.L.C.
Concord Hills, Inc.

Concord Hills Limited Partnership
Concord Homes, Inc.
Concord Lake, Inc.
Concord Lake Limited Partnership
Concord Mills Estates L.L.C.
Concord Mills Limited Partnership
Concord Oaks, Inc.
Concord Oaks Limited Partnership
Concord Park, Inc.
Concord Park Limited Partnership
Concord Pointe, Inc.
Concord Pointe Limited Partnership
Coto de Caza, Ltd.
Country Club Development at the Fort, LLC
Coventry L.L.C.
DCA Homes NJ Realty, Inc.
DCA of Lake Worth, Inc.
DCA of New Jersey, Inc.
E.M.J.V. Corp.
Enclave Land, L.L.C.
ERMLOE, LLC
F.P. Construction Corp.
Fidelity Guaranty and Acceptance Corporation
Fortress Holding — Virginia, LLC
Fortress Illinois, LLC
Fortress Management, Inc.
Fortress Missouri, LLC
Fortress Mortgage, Inc.
Fortress Pennsylvania, LLC
Fortress Pennsylvania Realty, Inc.
Fortress-Florida, Inc.
Fox-Maple Associates, LLC
Foxwood L.L.C.
Gateway Commons, L.L.C.
Genesee Communities I, Inc.
Genesee Communities II, LLC
Genesee Communities III, Inc.
Genesee Communities IV, LLC
Genesee Communities V, LLC
Genesee Communities VI, LLC
Genesee Communities VII, LLC
Genesee Communities VIII, LLC
Genesee Communities IX, LLC
Genesee Venture, LLC
Glenview Reserve, LLC
Grand Isle Club, Inc.
GreenfieldWaterbury L.L.C.
Greystone Construction, Inc.
Greystone Homes, Inc.
Greystone Homes of Nevada, Inc.
Greystone Nevada, LLC
Hallston Burbank LLC
Harris County LP, Inc.

Haverton L.L.C.
Heathcote Commons LLC
Heritage Harbour Realty, Inc.
Heritage Housing Group, Inc.
Heritage USH, Inc.
Home Buyer’s Advantage Realty, Inc.
Homecraft Corporation
Imperial Homes Corporation
Impressions L.L.C.
Inactive Corporations, Inc.
Kings Lake TH, LLC
Kings Ridge Golf Corporation
Kings Ridge Recreation Corporation
Kings Wood Development Corporation
Landmark Homes, Inc.
Laureate Homes of Arizona, Inc.
Legacy Homes, Inc.
Legends Club, Inc.
Legends Golf Club, Inc.
LENH I, LLC
Lennar Acquisition Corp. II
Lennar Americanos Douglas, LLC
Lennar Associates Management, LLC
Lennar Associates Management Holding Company
Lennar Aviation, Inc.
Lennar Carolina, Inc.
Lennar Central Park, LLC
Lennar Central Region Sweep, Inc.
Lennar Chicago, Inc.
Lennar Communities, Inc.
Lennar Communities Development, Inc.
Lennar Communities of Florida, Inc.
Lennar Communities of South Florida, Inc.
Lennar Construction, Inc.
Lennar Coto Holdings, L.L.C.
Lennar Developers, Inc.
Lennar Developers, Inc. II
Lennar Developers, Inc. III
Lennar Family of Builders GP, Inc.
Lennar Family of Builders Limited Partnership
Lennar Financial Services, LLC
Lennar Funding, LLC
Lennar Fresno, Inc.
Lennar Homes, Inc.
Lennar Homes Holding Corp.
Lennar Homes of Arizona, Inc.
Lennar Homes of California, Inc.
Lennar Homes of Texas Land and Construction, Ltd.
Lennar Homes of Texas Sales and Marketing, Ltd.
Lennar Houston Land, LLC
Lennar La Paz, Inc.
Lennar La Paz Limited, Inc.
Lennar Land Partners Sub, Inc.

Lennar Land Partners Sub II, Inc.
Lennar Military Housing, Inc.
Lennar Nevada, Inc.
Lennar Northland I, Inc.
Lennar Northland II, Inc.
Lennar Northland III, Inc.
Lennar Northland IV, Inc.
Lennar Northland V, Inc.
Lennar Northland VI, Inc.
Lennar Northpointe North, LLC
Lennar Pacific, Inc.
Lennar Pacific, L.P.
Lennar Pacific Properties, Inc.
Lennar Pacific Properties Management, Inc.
Lennar Realty, Inc.
Lennar Renaissance, Inc.
Lennar Reno, LLC
Lennar Sacramento, Inc.
Lennar Sales Corp.
Lennar San Jose Holdings, Inc.
Lennar Southland I, Inc.
Lennar Southland II, Inc.
Lennar Southland III, Inc.
Lennar Southwest Holding Corp.
Lennar Sun Ridge, LLC
Lennar Texas Holding Company
Lennar Trading Company, LP
Lennar.Com, Inc.
Lennar-Kings Lake, Inc.
Lennar-Lantana Boatyard, Inc.
Lennarstone Marketing Group, LLC
LFS Holding Company, LLC
LH Eastwind, LLC
LHI Renaissance, LLC
LN, L.L.C.
Long Point Development Corporation
Lorton Station, LLC
Lucerne Merged Condominiums, Inc.
Lundgren Bros. Construction, Inc.
M.A.P. Builders, Inc.
Madrona Village L.L.C.
Marble Mountain Partners, LLC
Marlborough Development Corporation
Mid-County Utilities, Inc.
Midland Housing Industries Corp.
Midland Investment Corporation
Mission Viejo 12S Venture, LP
Mission Viejo Holdings, Inc.
Moffett Meadows Partners, LLC
New Home Brokerage, Inc.
North County Land Company, LLC
Northbridge L.L.C.
Northern Land Company, LLC

Northgate Highlands Development II, LLC
NuHome Designs, L.L.C.
Oceanpointe Development Corporation
Orrin Thompson Construction Company
Orrin Thompson Homes Corp.
Paparone Construction Co.
Parc Chestnut L.L.C.
Parkside Estates L.L.C.
Patriot Homes, Inc.
Patriot Homes of Virginia, Inc.
Placer Vineyards, LLC
Polygon La Paz Associates
Providence Glen L.L.C.
Rancho Summit, LLC
Rivenhome Corporation
Riviera Land Corp.
RRKTG Lumber, LLC
Rutenberg Homes, Inc. (FL)
Rutenberg Homes of Texas, Inc.
S. Florida Construction, LLC
S. Florida Construction II, LLC
S. Florida Construction III, LLC
Savell Gulley Development Corporation
SEA Joint Venture, LLC
SFHR Management, L.L.C.
Silver Lakes-Gateway Clubhouse, Inc.
Sonoma L.L.C.
South Park Development, LLC
Spanish Springs Development, LLC
Stoney Corporation
Stoneybrook Golf Club, Inc.
Strategic Cable Technologies, L.P.
Strategic Holdings, Inc.
Strategic Technologies, Inc.
Strategic Technologies Communications of California, Inc.
Summerway Investment Corp.
Summerwood, L.L.C.
Summit Acquisition Corp.
Summit Enclave, L.L.C.
Summit Glen, L.L.C.
Summit Land, L.L.C.
Summit Ridge 23, L.L.C.
Summit Townes, L.L.C.
Summit-Meadowbrook, L.L.C.
Summit-Reserve, L.L.C.
Sunstar Enterprises, LLC
The Club at Stoneybrook, Inc.
The Courts of Indian Creek L.L.C.
The Fortress Group, Inc.
The Grande By Lennar Builders, Inc.
The Sexton L.L.C.
Tustin Villas Partners, LLC
Tustin Vistas Partners, LLC

U.S. Home Associates Management, Inc.
U.S. Home Corporation
U.S. Home of Arizona Construction Co.
U.S. Home of West Virginia, Inc.
U.S. Home Realty, Inc. (TX)
U.S. Home Realty Corporation
U.S. Home Southwest Holding Corp.
U.S.H. Corporation of New York
U.S.H. Los Prados, Inc.
U.S.H. Realty, Inc.
University Community Partners, LLC
USH Acquisition Corp.
USH Bickford, LLC
USH Equity Corporation
USH Heritage Pom, L.L.C.
USH Millennium Ventures Corp.
USH (West Lake), Inc.
USH Woodbridge, Inc.
USHHH, Inc.
Villages of Rio Pinar Club, Inc.
West Adams Street L.L.C.
West Chocolate Bayou Development Corp.
Westbrook Homes, LLC
Westchase, Inc.
Westchase, Ltd.
Weststone Corporation

AS GUARANTORS

By:	/s/ Waynewright Malcolm

Name: Waynewright Malcolm
Title: Vice President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Diane J. Bessette, Bruce E. Gross, Waynewright Malcolm and Stuart A. Miller as his or her true and lawful attorney-in-fact and agent, with full powers of substitution to sign for him or her and in his or her name any or all amendments (including post-effective amendments) to the registration statement to which this power of attorney is attached and to file those amendments and all exhibits to them and other documents to be filed in connection with them with the Securities and Exchange Commission.

      Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

On Behalf of Lennar Corporation:

Signature		Title(s)	Date

* Stuart A. Miller		Chief Executive Officer, President and Director (Principal Executive Officer)	January 20, 2005

* Bruce E. Gross		Vice President and Chief Financial Officer (Principal Financial Officer)	January 20, 2005

* Diane J. Bessette		Vice President and Controller (Principal Accounting Officer)	January 20, 2005

* Irving Bolotin		Director	January 20, 2005

* Steven L. Gerard		Director	January 20, 2005

* R. Kirk Landon		Director	January 20, 2005

* Sidney Lapidus		Director	January 20, 2005

* Hervé Ripault		Director	January 20, 2005

* Donna Shalala		Director	January 20, 2005

* Steven J. Saiontz		Director	January 20, 2005

* Robert J. Strudler		Chairman of the Board of Directors	January 20, 2005

*By:	/s/ Diane J. Bessette Diane J. Bessette Attorney-in-Fact		January 20, 2005

On Behalf of the Following Co-Registrants:

Acme Water Supply & Management Company (3)(11)(12)(13.1)(6.2)(2.3)
Aquaterra Utilities, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
B. Andrews & Co., Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Bayhome USH, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Boca Greens, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Boca Isles South Club, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Boggy Creek USH, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Bramalea California, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Bramalea California Properties, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Bramalea California Realty, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Brazoria County LP, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Builders Acquisition Corp. (3)(11)(12)(13.1)(6.2)(2.3)
Builders LP, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Clodine-Bellaire LP, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Club Pembroke Isles, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Club Tampa Palms, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Concord Hills, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Concord Homes, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Concord Lake, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Concord Oaks, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Concord Park, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Concord Pointe, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
DCA Homes NJ Realty, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
DCA of Lake Worth, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
DCA of New Jersey, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
E.M.J.V. Corp. (3)(11)(12)(13.1)(6.2)(2.3)
F.P. Construction Corp. (3)(11)(12)(13.1)(6.2)(2.3)
Fidelity Guaranty and Acceptance Corporation (3)(11)(12)(10.1)(6.2)(2.3)
Fortress Management, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Fortress Mortgage, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Fortress Pennsylvania Realty, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Fortress-Florida, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Genesee Communities I, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Genesee Communities III, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Grand Isle Club, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Greystone Construction, Inc. (5)(11)(14)(9.1)(17.2)(15.3)
Greystone Homes, Inc. (5)(11)(14)(9.1)(17.2)(15.3)
Greystone Homes of Nevada, Inc. (5)(11)(14)(8.1)(17.2)(15.3)
Harris County LP, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Heritage Harbour Realty, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Heritage Housing Group, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Heritage USH, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Home Buyer’s Advantage Realty, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Homecraft Corporation (3)(11)(12)(13.1)(6.2)(2.3)
Imperial Homes Corporation (3)(11)(12)(13.1)(6.2)(2.3)
Inactive Corporations, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Kings Ridge Golf Corporation (3)(11)(12)(13.1)(6.2)(2.3)
Kings Ridge Recreation Corporation (3)(11)(12)(13.1)(6.2)(2.3)
Kings Wood Development Corporation (3)(11)(12)(13.1)(6.2)(2.3)
Landmark Homes, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Laureate Homes of Arizona, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Legacy Homes, Inc. (3)(11)(12)(13.1)(6.2)(2.3)

Legends Club, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Legends Golf Club, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Acquisition Corp. II (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Associates Management Holding Company (7)(4.1)(7.2)(7.3)
Lennar Aviation, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Carolina, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Central Region Sweep, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Chicago, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Communities, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Communities Development, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Communities of Florida, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Communities of South Florida, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Construction, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Developers, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Developers, Inc. II (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Developers, Inc. III (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Family of Builders GP, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Fresno, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Homes, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Homes Holding Corp. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Homes of Arizona, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Homes of California, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar La Paz, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar La Paz Limited, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Land Partners Sub, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Land Partners Sub II, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Military Housing, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Nevada, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Northland I, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Northland II, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Northland III, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Northland IV, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Northland V, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Northland VI, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Pacific, Inc. (5)(11)(14)(8.1)(17.2)(15.3)
Lennar Pacific Properties, Inc. (5)(11)(14)(8.1)(17.2)(15.3)
Lennar Pacific Properties Management, Inc. (5)(11)(14)(8.1)(17.2)(15.3)
Lennar Realty, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Renaissance, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Sacramento, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Sales Corp. (5)(11)(14)(9.1)(17.2)(15.3)
Lennar San Jose Holdings, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Southland I, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Southland II, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Southland III, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Southwest Holding Corp. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar Texas Holding Company (3)(11)(12)(13.1)(6.2)(2.3)
Lennar.Com, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar-Kings Lake, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lennar-Lantana Boatyard, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Long Point Development Corporation (3)(11)(12)(13.1)(6.2)(2.3)
Lucerne Merged Condominiums, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Lundgren Bros. Construction, Inc. (3)(11)(12)(13.1)(6.2)(2.3)

M.A.P. Builders, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Marlborough Development Corporation (3)(11)(12)(13.1)(6.2)(2.3)
Mid-County Utilities, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Midland Housing Industries Corp. (3)(11)(12)(13.1)(6.2)(2.3)
Midland Investment Corporation (3)(11)(12)(13.1)(6.2)(2.3)
Mission Viejo Holdings, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
New Home Brokerage, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Oceanpointe Development Corporation (3)(11)(12)(13.1)(6.2)(2.3)
Orrin Thompson Construction Company (3)(11)(12)(13.1)(6.2)(2.3)
Orrin Thompson Homes Corp. (3)(11)(12)(13.1)(6.2)(2.3)
Paparone Construction Co. (3)(11)(12)(13.1)(6.2)(2.3)
Patriot Homes, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Patriot Homes of Virginia, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Rivenhome Corporation (3)(11)(12)(13.1)(6.2)(2.3)
Riviera Land Corp. (3)(11)(12)(13.1)(6.2)(2.3)
Rutenberg Homes, Inc. (FL) (3)(11)(12)(13.1)(6.2)(2.3)
Rutenberg Homes of Texas, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Savell Gulley Development Corporation (3)(11)(12)(13.1)(6.2)(2.3)
Silver Lakes-Gateway Clubhouse, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Stoney Corporation (3)(11)(12)(13.1)(6.2)(2.3)
Stoneybrook Golf Club, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Strategic Holdings, Inc. (1)(18)(19)(13.1)(6.2)(2.3)
Strategic Technologies, Inc. (1)(18)(19)(13.1)(6.2)(2.3)
Strategic Technologies Communications of California, Inc. (1)(18)(19)(13.1)(6.2)(2.3)
Summerway Investment Corp. (3)(11)(12)(13.1)(6.2)(2.3)
Summit Acquisition Corp. (3)(11)(12)(13.1)(6.2)(2.3)
The Club at Stoneybrook, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
The Fortress Group, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
The Grande By Lennar Builders, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
U.S. Home Associates Management, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
U.S. Home Corporation (3)(11)(12)(16.1)(6.2)(2.3)
U.S. Home of Arizona Construction Co. (3)(11)(12)(13.1)(6.2)(2.3)
U.S. Home of West Virginia, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
U.S. Home Realty, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
U.S. Home Realty Corporation (3)(11)(12)(13.1)(6.2)(2.3)
U.S. Home Southwest Holding Corp. (3)(11)(12)(13.1)(6.2)(2.3)
U.S.H. Corporation of New York (3)(11)(12)(13.1)(6.2)(2.3)
U.S.H. Los Prados, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
U.S.H. Realty, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
USH Acquisition Corp. (3)(11)(12)(13.1)(6.2)(2.3)
USH Equity Corporation (3)(11)(12)(13.1)(6.2)(2.3)
USH Millennium Ventures Corp. (3)(11)(12)(13.1)(6.2)(2.3)
USH (West Lake), Inc. (3)(11)(12)(13.1)(6.2)(2.3)
USH Woodbridge, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
USHHH, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Villages of Rio Pinar Club, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
West Chocolate Bayou Development Corp. (3)(11)(12)(13.1)(6.2)(2.3)
Westchase, Inc. (3)(11)(12)(13.1)(6.2)(2.3)
Weststone Corporation (3)(11)(12)(13.1)(6.2)(2.3)
Asbury Woods L.L.C. (1)
Avalon-Sienna III, L.L.C. (1)
Barnsboro Associates, LLC (2)
Bella Oaks L.L.C. (1)

Bennetts Village LLC (1)
Bickford Holdings, LLC (3)
Brewer Baseline Investors, LLC (2)
Cambria L.L.C. (1)
Cantera Village L.L.C. (1)
Cary Woods L.L.C. (1)
Claremont Ridge L.L.C. (1)
Claridge Estates L.L.C. (1)
Colonial Heritage LLC (2)
Concord at Meadowbrook L.L.C. (1)
Concord at Pheasant Run Trails L.L.C. (1)
Concord at Ravenna L.L.C. (1)
Concord at Zurich Village L.L.C. (1)
Concord City Centre L.L.C. (1)
Concord Hills Limited Partnership (4)
Concord Lake Limited Partnership (5)
Concord Mills Estates L.L.C. (1)
Concord Mills Limited Partnership (6)
Concord Oaks Limited Partnership (7)
Concord Park Limited Partnership (8)
Concord Pointe Limited Partnership (9)
Coto de Caza, Ltd. (10)
Country Club Development at the Fort, LLC (11)
Coventry L.L.C. (1)
Enclave Land, L.L.C. (12)
ERMLOE, LLC(13)
Fortress Holding — Virginia, LLC (14)
Fortress Illinois, LLC (15)
Fortress Missouri, LLC (15)
Fortress Pennsylvania, LLC (15)
Fox-Maple Associates, LLC (2)
Foxwood L.L.C. (1)
Gateway Commons, L.L.C. (2)
Genesee Communities II, LLC (16)
Genesee Communities IV, LLC (17)
Genesee Communities V, LLC (17)
Genesee Communities VI, LLC (17)
Genesee Communities VII, LLC (17)
Genesee Communities VIII, LLC (17)
Genesee Communities IX, LLC (17)
Genesee Venture, LLC (17)
Glenview Reserve, LLC (1)
Greenfield/ Waterbury L.L.C. (1)
Greystone Nevada, LLC (18)
Hallston Burbank LLC (21)
Haverton L.L.C. (1)
Heathcote Commons LLC (2)
Impressions L.L.C. (1)
Kings Lake TH, LLC (19)
LENH I, LLC (13)
Lennar Americanos Douglas, LLC (2)
Lennar Associates Management, LLC (20)
Lennar Central Park, LLC (21)

Lennar Coto Holdings, L.L.C. (21)
Lennar Family of Builders Limited Partnership (22)
Lennar Financial Services, LLC (23)
Lennar Funding, LLC (37)
Lennar Homes of Texas Land and Construction, Ltd. (24)
Lennar Homes of Texas Sales and Marketing, Ltd. (25)
Lennar Houston Land, LLC (26)
Lennar Northpointe North, LLC (2)
Lennar Pacific, L.P. (27)
Lennar Reno, LLC (28)
Lennar Sun Ridge, LLC (2)
Lennar Trading Company, LP (29)
Lennarstone Marketing Group, LLC (30)
LFS Holding Company, LLC (2)
LH Eastwind, LLC (13)
LHI Renaissance, LLC (13)
LN, L.L.C. (13)
Lorton Station, LLC (2)
Madrona Village L.L.C. (1)
Marble Mountain Partners, LLC (25)
Mission Viejo 12S Venture, LP (31)
Moffett Meadows Partners, LLC (21)
North County Land Company, LLC (21)
Northbridge L.L.C. (1)
Northern Land Company, LLC (15)
Northgate Highlands Development II, LLC (2)
NuHome Designs, L.L.C. (14)
Parc Chestnut L.L.C. (1)
Parkside Estates L.L.C. (1)
Placer Vineyards, LLC (32)
Polygon La Paz Associates (33)
Providence Glen L.L.C. (1)
Rancho Summit, LLC (15)
RRKTG Lumber, LLC (17)
S. Florida Construction, LLC (13)
S. Florida Construction II, LLC (13)
S. Florida Construction III, LLC (13)
SEA Joint Venture, LLC (2)
SFHR Management, L.L.C. (12)
Sonoma L.L.C. (1)
South Park Development, LLC (21)
Spanish Springs Development, LLC (2)
Strategic Cable Technologies, L.P. (34)
Summerwood, L.L.C. (2)
Summit Enclave, L.L.C. (12)
Summit Glen, L.L.C. (12)
Summit Land, L.L.C. (12)
Summit Ridge 23, L.L.C. (12)
Summit Townes, L.L.C. (12)
Summit-Meadowbrook, L.L.C. (12)
Summit-Reserve, L.L.C. (12)
Sunstar Enterprises, LLC (17)
The Courts of Indian Creek L.L.C. (1)

The Sexton L.L.C. (1)
Tustin Villas Partners, LLC (21)
Tustin Vistas Partners, LLC (35)
University Community Partners, LLC (21)
USH Bickford, LLC (2)
USH Heritage Pom, L.L.C. (2)
West Adams Street L.L.C. (1)
Westbrook Homes, LLC (15)
Westchase, Ltd. (36)

(1)	Executed by Concord Homes, Inc. as Managing Member

(2)	Executed by U.S. Home Corporation as Managing Member

(3)	Executed on behalf of U.S.H. Bickford, LLC, as Managing Member, by U.S. Home Corporation, its Member

(4)	Executed by its General Partner, Concord Hills, Inc.

(5)	Executed by its General Partner, Concord Lake, Inc.

(6)	Executed by the Liquidation Agent, Concord Homes, Inc.

(7)	Executed by its General Partner, Concord Oaks, Inc.

(8)	Executed by its General Partner, Concord Park, Inc.

(9)	Executed by its General Partner, Concord Pointe, Inc.

(10)	Executed by its General Partner, Lennar Land Partners Sub II, Inc.

(11)	Executed by Lennar Fresno, Inc. as Managing Member

(12)	Executed by Lennar Chicago, Inc. as Managing Member

(13)	Executed by Lennar Homes, Inc. as Member

(14)	Executed by The Fortress Group, Inc. as Managing Member

(15)	Executed by Lennar San Jose Holdings, Inc. as Member

(16)	Executed on behalf of Fortress Holding-Virginia, LLC, its Managing Member, by The Fortress Group, Inc., its Managing Member

(17)	Executed by Lennar Renaissance, Inc. as Managing Member

(18)	Executed by Greystone Homes of Nevada, Inc. as Managing Member

(19)	Executed by Lennar-Kings Lake, Inc. as Manager

(20)	Executed by Lennar Associates Management Holding Company as Member

(21)	Executed by Lennar Homes of California, Inc. as Managing Member

(22)	Executed by its General Partner, Lennar Family of Builders GP, Inc.

(23)	Executed on behalf of LFS Holding Company, LLC by U.S. Home Corporation, its Managing Member

(24)	Executed by Lennar Texas Holding Company, its General Partner

(25)	Executed on behalf of Tustin Villas Partners, LLC, its Member, by Lennar Homes of California, Inc., its Member

(26)	Executed on behalf of Lennar Homes of Texas Land and Construction, Ltd. by Lennar Texas Holding Company, its General Partner

(27)	Executed by Greystone Homes, Inc., its General Partner

(28)	Executed by Lennar Pacific Properties Management, Inc. as Managing Member

(29)	Executed by its General Partner, Lennar Texas Holding Company

(30)	Executed by Greystone Homes, Inc. as Managing Member

(31)	Executed by Mission Viejo Holdings, Inc., its General Partner

(32)	Executed on behalf of Brewer Baseline Investors, LLC, its Member, by Lennar Renaissance, Inc., its Member

(33)	Executed by its General Partner, Lennar La Paz, Inc.

(34)	Executed by its General Partner, Strategic Technologies, Inc.

(35)	Executed on behalf of Marble Mountain Partners, LLC, its Member, by Tustin Villas Partners, LLC, its Member, by Lennar Homes of California, Inc., its Member

(36)	Executed by its General Partner, Westchase, Inc.

(37)	Executed by Lennar Corporation as Managing Member

Signature	Title(s)	Date

* Allan J. Pekor	(1) Director	January 20, 2005

* Diane J. Bessette	(2.3) Controller	January 20, 2005

/s/ Waynewright Malcolm Waynewright Malcolm	(3) Director	January 20, 2005

/s/ Antoinette Kelso Antoinette Kelso	(4.1) Chief Executive Officer	January 20, 2005

* Edward C. Giermann	(5) Director	January 20, 2005

* Bruce E. Gross	(6.2) Chief Financial Officer	January 20, 2005

/s/ A. Elizabeth Guerra-Pazos A. Elizabeth Guerra-Pazos	(7) Director (7.2) Chief Financial Officer (7.3) Controller	January 20, 2005

* Emile Haddad	(8.1) Chief Executive Officer	January 20, 2005

* Jonathan M. Jaffe	(9.1) Chief Executive Officer	January 20, 2005

* Craig M. Johnson	(10.1) Chief Executive Officer	January 20, 2005

* Steven Lane	(11) Director	January 20, 2005

* L. Christian Marlin	(12) Director	January 20, 2005

* Stuart A. Miller	(13.1) Chief Executive Officer	January 20, 2005

* Betty Jo Powers	(14) Director	January 20, 2005

* Mark Shea	(15.3) Controller	January 20, 2005

* Robert J. Strudler	(16.1) Chief Executive Officer	January 20, 2005

Signature		Title(s)	Date

* Michael White		(17.2) Chief Financial Officer	January 20, 2005

* Nancy Kaminsky		(18) Director	January 20, 2005

* David McCain		(19) Director	January 20, 2005

*By:	/s/ Diane J. Bessette Diane J. Bessette Attorney-in-Fact		January 20, 2005

EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion of Clifford Chance US LLP (counsel).
23.1	Consent of Clifford Chance US LLP (counsel) (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP (independent registered public accounting firm)